                                                                    Exhibit 2(a)


================================================================================




                           ASSET PURCHASE AGREEMENT

                                    between

                           TRANSAMERICA LEASING INC.

                     TRANS OCEAN TANK SERVICES CORPORATION

                                      and

                          WORLDWIDE CONTAINERS, INC.

                         [INTERMODAL TANK CONTAINERS]



                           Dated as of July 11, 2000



================================================================================

                               TABLE OF CONTENTS
                               -----------------

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                                                                                                           Page
                                                                                                           ----
ARTICLE I          DEFINITIONS............................................................................  1

ARTICLE II         SALE OF ASSETS; ASSUMPTION OF LIABILITY; PURCHASE PRICE................................  7
       2.1         Sale and Purchase of Assets............................................................  7
       2.2         Excluded Assets........................................................................  8
       2.3         Assumption of Liabilities..............................................................  8
       2.4         Excluded Liabilities................................................................... 10
       2.5         Subsequent Assumed Liabilities......................................................... 11
       2.6         Consideration.......................................................................... 11
       2.7         Equipment Adjustment................................................................... 11
       2.8         Net Assets (Excluding Equipment) Adjustment............................................ 13
       2.9         Cash Management After the Cut-Off Date................................................. 15

ARTICLE III        CLOSING................................................................................ 17
       3.1         Closing................................................................................ 17
       3.2         Closing Deliveries..................................................................... 17

ARTICLE IV         REPRESENTATIONS AND WARRANTIES OF SELLERS.............................................. 18
       4.1         Organization, Power.................................................................... 18
       4.2         Authority Relative to Agreement........................................................ 18
       4.3         Non-Contravention...................................................................... 18
       4.4         Consents............................................................................... 19
       4.5         Statement of Net Assets (Excluding Equipment) and Preliminary Report................... 19
       4.6         Litigation............................................................................. 19
       4.7         Compliance with Laws; Permits and Licenses............................................. 20
       4.8         Absence of Certain Changes or Events................................................... 20
       4.9         Employees.............................................................................. 20
      4.10         Taxes.................................................................................. 21
      4.11         Material Contracts..................................................................... 21
      4.12         Title to Assets; Absence of Encumbrances; Assets....................................... 22
      4.13         Leases of Real Property................................................................ 22
      4.14         Environmental.......................................................................... 23
      4.15         Intellectual Property.................................................................. 23
      4.16         Brokers................................................................................ 23
      4.17         No Regulatory Impediment............................................................... 23
      4.18         Limitation on Representations and Warranties........................................... 24

ARTICLE V          REPRESENTATIONS AND WARRANTIES OF PURCHASER............................................ 24
       5.1         Organization........................................................................... 24


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       5.2         Authority Relative to Agreement.......................................................  24
       5.3         Non-Contravention.....................................................................  24
       5.4         Consents..............................................................................  25
       5.5         Brokers...............................................................................  25
       5.6         Available Funds.......................................................................  25
       5.7         Access................................................................................  25
       5.8         No Regulatory Impediment..............................................................  25

ARTICLE VI         COVENANTS.............................................................................  26
       6.1         Conduct of Business...................................................................  26
       6.2         Access; Confidentiality; Post Cut-Off Date Matters....................................  26
       6.3         Taking of Necessary Action; Funding...................................................  27
       6.4         Release of Sellers from Assumed Liabilities...........................................  28
       6.5         Insurance; Risk of Loss...............................................................  28
       6.6         Assumption of Proceedings.............................................................  29
       6.7         Mail; Payments........................................................................  29
       6.8         License of Name.......................................................................  29
       6.9         Post-Closing Accounting Cooperation...................................................  31
      6.10         Assigned Contracts....................................................................  31
      6.11         Bulk Sales Waiver.....................................................................  31
      6.12         Public Announcements..................................................................  31
      6.13         Information Technology................................................................  32
      6.14         Notice of Developments................................................................  32
      6.15         Further Assurances....................................................................  32

ARTICLE VII        EMPLOYEE MATTERS......................................................................  32
       7.1         Business Employees....................................................................  32
       7.2         Employment............................................................................  33
       7.3         Employee Benefits.....................................................................  34
       7.4         Assumption of Liabilities.............................................................  34
       7.5         Retirement Plan for Salaried Business Employees.......................................  35
       7.6         401(k) Plan...........................................................................  35
       7.7         TARRP.................................................................................  36
       7.8         Worker's Compensation.................................................................  37
       7.9         Vacation Pay..........................................................................  37
      7.10         Welfare Plans.........................................................................  37
      7.11         Bonuses...............................................................................  38
      7.12         Plant Closing Laws....................................................................  38
      7.13         Employee Communications...............................................................  38

ARTICLE VIII       CONDITIONS TO THE CLOSING.............................................................  39
       8.1         Conditions of Obligation of Each Party................................................  39
       8.2         Additional Conditions to the Obligations of Purchaser.................................  39
       8.3         Additional Conditions to the Obligations of Sellers...................................  40

ARTICLE IX         TERMINATION, AMENDMENT AND WAIVER.....................................................  41
       9.1         Termination...........................................................................  41


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       9.2         Effect of Termination.................................................................  41

ARTICLE X          TAX MATTERS...........................................................................  42
      10.1         Post-Closing Tax and Accounting Matters...............................................  42
      10.2         Allocation of Consideration...........................................................  42

ARTICLE XI         INDEMNIFICATION.......................................................................  43
      11.1         By Sellers............................................................................  43
      11.2         By Purchaser..........................................................................  44
      11.3         Indemnification Procedure.............................................................  45
      11.4         Survival..............................................................................  45
      11.5         Exclusivity...........................................................................  46

ARTICLE XII        MISCELLANEOUS.........................................................................  46
      12.1         Amendment and Modification; Waiver of Provisions......................................  46
      12.2         Expenses..............................................................................  46
      12.3         Successors and Assigns; Assignments...................................................  47
      12.4         No Third Parties Benefited............................................................  47
      12.5         Notices...............................................................................  47
      12.6         Law Governing.........................................................................  48
      12.7         Counterparts..........................................................................  48
      12.8         Entire Agreement......................................................................  48
      12.9         Choice of Forum; Waiver of Jury Trial.................................................  49
     12.10         Union Tank Car Company Guarantee......................................................  49

Exhibit A          Agreed Values

                           ASSET PURCHASE AGREEMENT

          ASSET PURCHASE AGREEMENT, dated as of July 11, 2000 ("this

Agreement"), between TRANSAMERICA LEASING INC., a Delaware corporation, and
---------
TRANS OCEAN TANK SERVICES CORPORATION, a Delaware corporation (each, a "Seller,"
                                                                        ------
and collectively, "Sellers"), and WORLDWIDE CONTAINERS, INC., a Delaware
                   -------
corporation ("Purchaser").
              ---------

                                  WITNESSETH

          WHEREAS, Sellers own certain assets and properties used in the conduct of the Business (as hereinafter defined);

          WHEREAS, Sellers and Purchaser desire to enter into this Agreement pursuant to which Sellers agree to sell to Purchaser and Purchaser agrees to purchase from Sellers substantially all of the assets, properties, rights and business of and to assume certain liabilities relating to the Business.

          NOW, THEREFORE, in consideration of the premises and of the mutual covenants and agreements hereinafter set forth, the parties hereto agree as follows:

                                   ARTICLE I

                                  DEFINITIONS

          The following terms when used in this Agreement shall have the following meanings:

          "Accounting Firm" has the meaning set forth in Section 10.2.
           ---------------

          "Accounts Receivable" means each and all trade accounts, notes and
           -------------------
other receivables of Sellers and their Subsidiaries in respect of the Business, and all claims relating thereto or arising therefrom, as reflected on the Statement of Net Assets (Excluding Equipment).

          "Affiliate" means, with respect to any Person, any other Person
           ---------
controlling, controlled by or under common control with such Person. For purposes of this definition, "control" (including with correlative meaning, the terms "controlled by" and "under common control with") as used with respect to any Person shall mean (a) the ownership of 50% or more of the voting securities or other voting interests of such Person or (b) the possession, directly or indirectly, of the power to direct or cause the direction of management or policies of such Person, whether through ownership of voting securities, by contract or otherwise.

          "Agreed Value" means the value of the applicable owned, managed and
           ------------
leased-in Tank Containers and Tank Chassis set forth in Exhibit A.

          "Agreement" has the meaning set forth in the introductory paragraph
           ---------
hereof.

          "Allocation Agreement" has the meaning set forth in Section 10.2.
           --------------------

          "Applicable Law" has the meaning set forth in Section 4.3 (b)(i).
           --------------

          "Assets" has the meaning set forth in Section 2.1.
           ------

          "Assumed Liabilities" has the meaning set forth in Section 2.3.
           -------------------

          "Benefit Plan" has the meaning set forth in Section 4.9(b).
           ------------

          "Business" means Sellers' Tank Container Business, comprised of Tank
           --------
Container and Tank Chassis rental, operating leasing and management businesses.

          "Business Claims" has the meaning set forth in Section 6.5(b)(ii).
           ---------------

          "Business Day" means any day which is not a Saturday, Sunday or a day
           ------------
on which banks in New York City are authorized or obligated by law or executive order to be closed.

          "Business Employees" has the meaning set forth in Section 7.1.
           ------------------

          "Business Employment Agreements" has the meaning set forth in Section
           ------------------------------
7.3(c).

          "Business Liabilities" has the meaning set forth in Section 6.5(b)(i).
           --------------------

          "Cash Management Schedule" has the meaning set forth in Section
           ------------------------
2.9(a)(ii).

          "Closing" has the meaning set forth in Section 3.1.
           -------

          "Closing Date" has the meaning set forth in Section 3.1.
           ------------

          "Closing Net Assets (Excluding Equipment)" has the meaning set forth
           ----------------------------------------
in Section 2.8(b).

          "Closing Report" has the meaning set forth in Section 2.7(a)(ii).
           --------------

          "Closing Statement of Net Assets (Excluding Equipment)" has the
           -----------------------------------------------------
meaning set forth in Section 2.8(b).

          "COBRA" has the meaning set forth in Section 7.10(b).
           -----

          "Code" means the Internal Revenue Code of 1986, as amended, and the
           ----
rules and regulations promulgated thereunder.

          "Confidentiality Agreement" means the Confidentiality Agreement, dated
           -------------------------
March 13, 2000, between Parent and Purchaser.

          "Contract" has the meaning set forth in Section 4.3.
           --------

          "Cut-Off Date" has the meaning set forth in Section 3.1.
           ------------

          "Disputed Amount" has the meaning set forth in Section 2.7(a)(iii).
           ---------------

          "Disputed Cash Management Items" has the meaning set forth in Section
           ------------------------------
2.9(b)(i).

          "Disputed Net Asset Items (Excluding Equipment)" has the meaning set
           ----------------------------------------------
forth in Section 2.8(c)(i).

          "Encumbrances" means the mortgages, claims, liens, charges,
           ------------
encumbrances, imperfections of or other matters affecting title, and any rights of third parties whatsoever.

          "Environmental Laws" means any and all U.S. federal, state and local
           ------------------
and foreign statutes, laws, judicial, administrative and regulatory decisions, regulations, ordinances, codes, licenses, authorizations and approvals which relate to the protection of the environment or to emissions, discharges, releases or spills of Hazardous Substances into the environment.

          "ERISA" means the Employee Retirement Income Security Act of 1974, as
           -----
amended.

          "Excluded Assets" has the meaning set forth in Section 2.2.
           ---------------

          "Excluded Liabilities" has the meaning set forth in Section 2.4.
           --------------------

          "Final Net Assets (Excluding Equipment)" has the meaning set forth in
           --------------------------------------
Section 2.8(c)(ii).

          "GAAP" means United States generally accepted accounting principles as
           ----
of the date hereof.

          "Governmental Authority" has the meaning set forth in Section 4.3(b).
           ----------------------

          "Hazardous Substances" means any toxic, radioactive, chemical or other
           --------------------
otherwise hazardous substance, pollutant, contaminant, waste, genetically modified organism, petroleum or petroleum product and any substances that are defined or listed in or otherwise classified pursuant to any Environmental Law.

          "HSR Act" has the meaning set forth in Section 8.1(b).
           -------

          "Indemnified Costs" has the meaning set forth in Section 11.1(a).
           -----------------

          "Instruments of Transfer" means warranty deeds, bills of sale,
           -----------------------
assignments, endorsements of certificates of title and other instruments and documents.

          "Intellectual Property" has the meaning set forth in Section 4.15.
           ---------------------

          "Interest Rate" has the meaning set forth in Section 2.6.
           -------------

          "IRS" means the Internal Revenue Service of the United States of
           ---
America or any successor agency or authority.

          "Lease" has the meaning set forth in Section 4.13.
           -----

          "Leased Premises" has the meaning set forth in Section 4.13.
           ---------------

          "Liabilities" has the meaning set forth in Section 2.3.
           -----------

          "License" has the meaning set forth in Section 6.8(a).
           -------

          "License Term" has the meaning set forth in Section 6.8(a).
           ------------

          "LTIP" means the Transamerica Finance Corporation Long-Term Incentive
           ----
Plan.

          "Material Adverse Effect" means any change or event that, individually
           -----------------------
or when taken together with all other such changes or events, is materially adverse to the financial condition, ongoing operations or business of the Business or Assets, taken as a whole (other than (a) as a result of changes (i) in prevailing interest rates or financial market conditions, (ii) in general economic conditions affecting any industry in which the Business operates or which it serves, (iii) in law or applicable regulations or the official interpretations thereof or (iv) in GAAP or (b) as a result of the announcement or expectation of the consummation of the transactions contemplated hereby).

          "Material Contract" has the meaning set forth in Section 4.11.
           -----------------

          "Names" has the meaning set forth in Section 6.8(b).
           -----

          "Net Assets (Excluding Equipment)" means the sum of the assets minus
           --------------------------------
the sum of the liabilities as determined in accordance with Section 2.8 of the Seller Disclosure Schedule.

          "Parent" means Transamerica Corporation.
           ------

          "PBGC" means the Pension Benefit Guaranty Corporation.
           ----

          "Permits" means permits, certificates, licenses, approvals and other
           -------
authorizations of Governmental Authorities.

          "Permitted Encumbrances" means (a) the lien of current Taxes not yet
           ----------------------
due and payable or which are being contested in good faith, (b) lease Contracts relating to Tank Containers and Tank Chassis owned or leased by any Seller or any of its Subsidiaries, (c) operating lease-in and management Contracts relating to Tank Containers and Tank Chassis owned by third parties, (d) Encumbrances disclosed in Section 1.1(c) of the Seller Disclosure Schedule and
(e) such imperfections of title and other Encumbrances, if any, which, individually or in the aggregate, do not materially impair the use of the relevant Asset in the ordinary course of business consistent with past practices.

          "Person" means any individual, corporation, partnership, joint
           ------
venture, association, joint stock company, limited liability company or other form of entity, trust, unincorporated organization or government or any agency or political subdivision thereof.

          "Prefix" has the meaning set forth in Section 6.8(b)(ii).
           ------

          "Preliminary Net Assets (Excluding Equipment)" has the meaning set
           --------------------------------------------
forth in Section 2.8(d).

          "Preliminary Report" has the meaning set forth in Section 2.7(a)(i).
           ------------------

          "Proposed Allocation" has the meaning set forth in Section 10.2.
           -------------------

          "Purchase Price" has the meaning set forth in Section 2.6.
           --------------

          "Purchaser" has the meaning set forth in the introductory paragraph
           ---------
hereof.

          "Purchaser DC Plan" has the meaning set forth in Section 7.6(a).
           -----------------

          "Purchaser Disclosure Schedule" means the disclosure schedule
           -----------------------------
delivered by Purchaser to Sellers at the time of execution hereof.

          "Retirement Plan" means the Retirement Plan for Salaried U.S.
           ---------------
Employees of Parent and its Affiliates.

          "Seller" or "Sellers" has the meaning set forth in the introductory
           ------      -------
paragraph hereof.

          "Seller Bonus Plan" has the meaning set forth in Section 7.11.
           -----------------

          "Seller Disclosure Schedule" means the disclosure schedule delivered
           --------------------------
by Sellers to Purchaser at the time of execution hereof.

          "Seller 401(k) Plan" has the meaning set forth in Section 7.6(a).
           ------------------

          "Seller Management" means Edward T. Mann, Mary E. Martinez, Jeremy
           -----------------
Bergbaum and Andrew Evans.

          "Seller's Insurance Policies" has the meaning set forth in Section
           ---------------------------
6.5(b)(i).

          "Separation Pay Plan" means the Transamerica Separation Pay Plan as in
           -------------------
effect on March 31, 2000.

          "Statement of Net Assets (Excluding Equipment)" has the meaning set
           ---------------------------------------------
forth in Section 2.8(a).

          "Status" has the meaning set forth in Section 2.7(a)(i).
           ------

          "Subsequent Assumed Liabilities" has the meaning set forth in Section
           ------------------------------
2.5.

          "Subsidiary" means, with respect to any entity, a corporation or other
           ----------
legal entity of which the outstanding shares of stock or other equity interests having ordinary voting power to elect a majority of the board of directors (or comparable body) of such corporation or other entity are owned, directly or indirectly through one or more intermediaries, by such entity.

          "Tank Chassis" means any and all drop frame tank chassis owned,
           ------------
managed or leased-in by any Seller or any of its Subsidiaries and used or held for use in connection with the Business.

          "Tank Container" means any and all tank containers and road tanks
           --------------
owned, managed or leased-in by any Seller or any of its Subsidiaries and used or held for use in connection with the Business.

          "TARRP" has the meaning set forth in Section 7.7(a)
           -----

          "TARRP Payment" has the meaning set forth in Section 7.7.
           -------------

          "TARRP/TRP Continuation Period" has the meaning set forth in Section
           -----------------------------
7.7(a)

          "Taxes" means any and all U.S. federal, state, county, provincial and
           -----
local, and foreign and other taxes, including, without limitation, all net income, gross income, gross receipts, premium, estimated, sales, use, ad
                                                                      --
valorem, property, transfer, franchise, profits, license, withholding, payroll,
-------
employment, excise, severance, VAT, GST, consumption, stamp and occupation taxes and customs duties, together with any interest, additions to tax or interest, and penalties with respect thereto imposed by any Taxing Authority with respect to the Business or the Assets.

          "Taxing Authority" means any Governmental Authority having
           ----------------
jurisdiction over the assessment, determination, collection or other imposition of Taxes.

          "Third Party Consents" has the meaning set forth in Section 4.4.
           --------------------

          "Trademarks" has the meaning set forth in Section 6.8(a).
           ----------

          "Transferred Employees" has the meaning set forth in Section 7.2(a).
           ---------------------

          "TRP" has the meaning set forth in Section 7.7(a)
           ---

          "TRP Payment" has the meaning set forth in Section 7.7.
           -----------

          "2000 Incentive Bonus" has the meaning set forth in Section 7.11.
           --------------------

          "Year" has the meaning set forth in Section 2.7(a)(i).
           ----

                                  ARTICLE II

            SALE OF ASSETS; ASSUMPTION OF LIABILITY; PURCHASE PRICE

     2.1  Sale and Purchase of Assets.  At the Closing, Sellers shall sell,
          ---------------------------
transfer, assign, convey and deliver to Purchaser, and Purchaser shall purchase and acquire from Sellers, all right, title and interest of Sellers in and to all of the assets, other than Excluded Assets, wherever located, which are set forth below in this Section 2.1 (each and all of the foregoing items, the "Assets"):
                                                                     ------

     (a)  all Tank Containers and Tank Chassis;

     (b) all of the rights and benefits of any Seller under Contracts primarily relating to the Business, including Leases with respect to the Leased Premises (but not including Contracts relating to systems hardware, software and other information technology or Contracts relating to Benefit Plans unless expressly assumed elsewhere in this Agreement), including the Material Contracts set forth in Section 4.11 of the Seller Disclosure Schedule;

     (c) all books, records, files, documents, correspondence, drawings, specifications, promotional materials, studies and reports of any Seller primarily relating to the Assets and Assumed Liabilities;

     (d) the Names, Trademarks and Prefixes, solely to the extent provided by the license granted pursuant to Section 6.8(a);

     (e) all personal computers primarily relating to the Business which are set forth in Section 2.1(e) of the Seller Disclosure Schedule, and all equipment, furniture, fixtures and other tangible personal property located at the Leased Premises primarily relating to the Business;

     (f) all Permits used or held for use primarily in connection with the Business, to the extent such Permits are assignable;

     (g)  all Accounts Receivable; and

     (h) all machinery, vehicles, tools, replacement and spare parts and supplies owned by any Seller and used or held for use primarily in connection with the Business.

     To the extent any assets (other than the Excluded Assets), wherever located, and coming within the descriptions of subsections (a) - (h) above are owned, managed or leased-in by any Subsidiary or other Affiliate of any Seller,
(i) such items are included within the term "Assets," (ii) such Subsidiary is deemed to be included within the term "Sellers" and (iii) Sellers shall cause each such Subsidiary and other Affiliate, at the Closing, to convey such Assets to Purchaser, or to Sellers for conveyance to Purchaser, in accordance with the provisions hereof.

     2.2  Excluded Assets. Notwithstanding the provisions of Section 2.1, the
          ---------------
term "Assets" shall not include any property or assets of any Seller or any of its Affiliates of any kind or nature, real or personal, tangible or intangible, not expressly set forth in Section 2.1 (each and all of such items being herein referred to as "Excluded Assets"), including,
                                               ---------------
without limitation, the following:

     (a) all assets and property owned or leased by any Seller or any of its Affiliates and located at Sellers' headquarters in Purchase, New York, other than the items set forth in Section 2.1(e) of the Seller Disclosure Schedule;

     (b) any cash or cash equivalent investments of any Seller or any of its Affiliates;

     (c) any assets and associated claims arising out of Excluded Assets or Excluded Liabilities;

     (d)  Tax receivables and Tax refunds relating to the Business;

     (e)  the corporate and Tax records of any Seller;

     (f)  all systems hardware and software, except as specified in Section 2.1;

     (g) Sellers' insolvency insurance policy with Royal Belge S.A. d'Assurances covering bankrupt customers, and the Assets with respect to which Sellers have put Royal Belge S.A. d'Assurances on notice of a claim or potential claim under such policy prior to the Closing;

     (h) Claims and actions set forth in Section 2.2(h) of the Seller Disclosure Schedule;

     (i) The Names, Trademarks and Prefixes, except to the extent of the license granted pursuant to Section 6.8(a);

     (j)  all Leases of Sellers, other than with respect to the Leased Premises;

     (k)  all insurance policies held by any Seller; and

     (l) all rights in the Benefit Plans, unless expressly assumed elsewhere in this Agreement.

     2.3  Assumption of Liabilities. Notwithstanding anything to the contrary
          -------------------------
herein, at the Closing, Purchaser shall assume and become liable for, and shall pay, perform and discharge as and when due all of the following debts, liabilities, claims, demands, expenses, commitments and obligations (whether accrued or not, known or unknown, disclosed or undisclosed, fixed or contingent, asserted or unasserted, liquidated or unliquidated, arising prior to, at or after the Closing) (each, a "Liability" and collectively, "Liabilities") of
                             ---------                     -----------
Sellers (other than the Excluded Liabilities) (each and all of the foregoing items, the "Assumed Liabilities"):
            -------------------

     (a) all Liabilities reflected on the Statement of Net Assets (Excluding Equipment) to the extent not satisfied or discharged on or prior to the Cut-Off Date;

     (b) all Liabilities to be reflected on the Closing Statement of Net Assets (Excluding Equipment);

     (c) all Liabilities arising from commitments (in the form of accepted purchase orders or otherwise) or outstanding quotations, proposals or bids to purchase or sell, lease or manage Tank Containers and/or Tank Chassis (which, to the extent they are binding on the date hereof, are set forth in Section 2.3(c) of the Seller Disclosure Schedule);

     (d) all Liabilities arising from commitments (in the form of issued purchase orders or otherwise), or outstanding quotations, proposals or bids, to purchase or acquire components, machinery, vehicles, tools, tires, replacement and spare parts, and/or other materials primarily in connection with the Business (which, to the extent they are binding on the date hereof, are set forth in Section 2.3(d) of the Seller Disclosure Schedule);

     (e) all Liabilities under Contracts, Leases and Permits used or held for use primarily in connection with the Business, and all Liabilities arising from actual or potential disputes with lessees of Assets, depot owners or operators, owners of managed equipment or other customers or recipients of services provided by the Business (except as otherwise provided with respect to Trencor in Section 4.6(c) of the Seller Disclosure Schedule);

     (f) all Liabilities under Articles VII, X and XI that Purchaser has expressly agreed to assume, pay for or be responsible for;

     (g) all Liabilities of Sellers under any guaranties issued, granted or provided primarily in connection with the Business to the extent such guaranties are set forth in Section 2.3(g) of the Seller Disclosure Schedule or otherwise incurred in accordance with this Agreement;

     (h) all Liabilities with respect to any condition of or return, warranty, or other similar Liabilities relating to Tank Containers, Tank Chassis and other products or services of the Business; provided that liabilities in respect of death, personal injury or other injury to persons or property, or liabilities arising under Environmental Laws (including Permits under Environmental Laws), in each case arising out of the condition of Assets on or prior to the Cut-Off Date, shall not be deemed to be Assumed Liabilities;

     (i) any retrospective premiums, reinsurance payments, payments under reimbursement contracts or other adjustments under any insurance policy maintained for the benefit of any Seller and/or any of its Affiliates or their respective predecessors covering any Liability that is an Assumed Liability or covering any period after the Cut-Off Date but only to the extent any such insurance policy, if any, is assumed by Purchaser or any of its Affiliates; and

     (j) subject to the provisions of Section 2.4(f) hereof, all other Liabilities arising out of facts, events or occurrences after the Cut-Off Date to the extent primarily relating, directly or indirectly, to the Business.

     To the extent any Liabilities (other than Excluded Liabilities), wherever located, relating to or arising out of the Business, are Liabilities of any Subsidiary or other Affiliate of any Seller, (i) such Liabilities are included within the term "Assumed Liabilities," (ii) such

Subsidiary or other Affiliate is deemed to be included within the term "Sellers" and (iii) Purchaser shall assume and indemnify and hold harmless Sellers, their Affiliates, officers, directors, employees, agents, successors and assigns and related entities from such Liabilities and such Liabilities shall be Assumed Liabilities for purposes of this Agreement.

     2.4  Excluded Liabilities. Notwithstanding Section 2.3, the term "Assumed
          --------------------
Liabilities" shall not include any Liabilities not set forth in Section 2.3 (the "Excluded Liabilities"), including, without limitation, the following:
 --------------------

     (a)  all Liabilities to the extent arising out of the Excluded Assets;

     (b) all Liabilities Sellers have expressly agreed to retain, pay for or be responsible for pursuant to Articles X and XI;

     (c) all Liabilities relating to any Benefit Plan with respect to which a Seller or any of its Affiliates has any Liability which are not assumed by Purchaser under Article VII;

     (d) all Liabilities to the extent relating to or arising out of the operations or businesses of Sellers or any of their Subsidiaries other than the Business or the Assets;

     (e) all Taxes to the extent arising out of facts, events or occurrences on or prior to the Cut-Off Date (including without limitation deferred income taxes) and Tax reserves relating to the Business to the extent arising out of facts, events or occurrences on or prior to the Cut-Off Date;

     (f) all foreign income Taxes required to be paid by Purchaser in respect of income arising from Contracts executed and delivered by either Seller or any of its Subsidiaries on or prior to the Cut-Off Date which Contracts are included within the term "Assets," to the extent that such foreign income Taxes are assessed against Purchaser resulting from a determination by a foreign tax authority that either Seller maintained a permanent establishment on or prior to the Cut-Off Date in the country which assesses such tax (it being understood that, subject to compliance with applicable law, at the request and expense of Sellers, Purchaser shall dispute in good faith any such tax assessment if and to the extent (based upon the advice of counsel to Purchaser) it has a reasonable basis for doing so); it being further understood that (i) a liability under this
Section 2.4(f) shall only be an Excluded Liability if it relates to income arising during the term of a Contract as it existed as of the Cut-Off Date, and
(ii) if a Contract is modified or extended after the Cut-Off Date in a manner which could reasonably be expected to increase Seller's obligations under this
Section 2.4(f), any increased liability resulting from such modification or extension shall not be an Excluded Liability; and

     (g)  all other Liabilities not set forth in items (a) through (f) of this
Section 2.4, arising out of facts, events or occurrences on or prior to the Cut-Off Date, other than a Liability which is an Assumed Liability (unless expressly assumed elsewhere in this Agreement);

     2.5  Subsequent Assumed Liabilities. Notwithstanding anything to the
          ------------------------------
contrary herein, upon the third anniversary of the Closing Date, Purchaser shall assume and become liable for, and shall pay, perform and discharge as and when due all of the Liabilities of Sellers with respect to the Business which are included in Section 2.4(g) including all Liabilities which would have been Assumed Liabilities but for the fact that such Liabilities arose out of facts, events or occurrences on or prior to the Cut-Off Date (the "Subsequent Assumed Liabilities"); provided that the foregoing Liabilities
 ------------------------------    --------
related to claims, demands or other obligations which have been asserted against, or for which notice has been given to, any Seller prior to the third anniversary of the Closing Date (either (i) by Purchaser in accordance with Section 11.3 or (ii) by a third party claimant including reasonable specificity and detail such as would have entitled Purchaser to claim under Section 11.3) shall not constitute Subsequent Assumed Liabilities and shall remain Excluded Liabilities after the third anniversary of the Closing Date.

     2.6  Consideration. Subject to the terms and conditions of this Agreement,
          -------------
in reliance on the representations, warranties, covenants and agreements of Sellers contained herein and in consideration of the sale, assignment and transfer of the Assets referred to in Section 2.1, at the Closing on the Closing Date, Purchaser will assume the Assumed Liabilities and pay to Sellers by wire transfer of immediately available funds in New York City which are denominated in U.S. dollars, to such account or accounts as Sellers shall designate in writing to Purchaser not less than at least one Business Day prior to the Closing Date the amount of $263.7 million plus interest from the Cut-Off Date to the Closing Date, inclusive, at an annual rate equal to (i) the daily closing three-month London Interbank Offered Rate (LIBOR) as reported from time to time on page C-1 of the "Money and Investing" section of The Wall Street Journal plus
                                                    -----------------------
(ii) 100 basis points (the "Interest Rate"), such interest to be calculated on
                            -------------
the basis of a year of 365 days (the "Purchase Price"), subject to adjustment as
                                      --------------
provided herein; provided that if the Closing has not occurred by October 15,
--------
2000, the Interest Rate from and after October 15, 2000 shall be ten percent (10%); and provided, further, that the purchase of the Assets and the assumption
           --------  -------
of the Assumed Liabilities provided for in this Article II shall be deemed to occur as of the Cut-Off Date.

     2.7  Equipment Adjustment.
          --------------------

     (a)  Delivery of Preliminary Report and Closing Report.  (i)  Attached
          -------------------------------------------------
hereto as Section 2.7(a) of the Seller Disclosure Schedule is a Preliminary Report (the "Preliminary Report") which contains information as of March 31,
             ------------------
2000. The Preliminary Report sets forth, in each case as of March 31, 2000, (A) the number of the Tank Containers and Tank Chassis owned, managed and leased-in by the Business at March 31, 2000, categorized by whether they are owned, managed or leased-in by any Seller or any Subsidiary thereof (each of the foregoing categories, a "Status"), and further listed by type and year of
                         ------
manufacture or first acceptance by such Seller or any of its Subsidiaries or, if applicable, predecessor owners into its fleet of equipment in the case of owned Tank Containers and Tank Chassis and type and year of manufacture or first acceptance by the current or, if applicable, predecessor owner into its fleet of equipment in the case of managed or leased-in Tank Containers and Tank Chassis (the applicable manufacture or acceptance year as such year is reflected in such Seller's records,

"Year") and (B) the Agreed Value (as determined pursuant to Exhibit A) per
 ----
owned, managed or leased-in Tank Container and Tank Chassis listed by Year.A

               (ii) As promptly as practicable, but in no event more than 30 Business Days after the Closing Date, Sellers shall prepare and deliver to Purchaser a report (the "Closing Report") setting forth the information that had
                         --------------
been contained in the Preliminary Report with respect to the Tank Containers and Tank Chassis owned, managed and leased-in by Sellers and their Subsidiaries as of the Cut-Off Date. The Closing Report so delivered shall be accompanied by the data on which such Closing Report was based.

               (iii) Sellers shall provide Purchaser and its counsel, accountants and other advisors full access to books, records and personnel of the Business as reasonably requested by Purchaser in order to understand and verify the accuracy of the Closing Report in accordance with the procedures of
Section 2.7(c)(i). During the 15 Business Days following delivery by Sellers of the Closing Report, Purchaser shall be free to dispute any item reflected in the Closing Report. At the end of the 15-Business Day period provided by this
Section 2.7(a)(iii), Purchaser and Sellers shall jointly prepare a report listing the matters in dispute by item and valuing each disputed item based on the Agreed Value per owned, managed or leased-in Tank Container and Tank Chassis applicable to equipment within a particular Year, in each case in the relevant amounts set forth in the Preliminary Report, and setting forth the aggregate amount of all disputed items, as so valued (such aggregate amount, the "Disputed
                                                                        --------
Amount").  Promptly following the conclusion of such 15-Business Day period and
------
completion of the report referred to in the preceding sentence, Sellers shall pay to Purchaser or Purchaser shall pay to Sellers, as applicable, the amount of the adjustments to be made pursuant to Sections 2.7(b)(i) and 2.7(b)(ii) which have been resolved during such period.

          (b)  Purchase Price Adjustment and Post-Closing Adjustment for Number
               ----------------------------------------------------------------
of Units. (i) If the number of any type of Tank Containers or Tank Chassis
--------
within a particular Year set forth on the Closing Report shall be greater than the number of such Tank Containers and Tank Chassis within that Year shown on the Preliminary Report, Purchaser shall pay to Sellers an amount equal to the product of (A) the number of Tank Containers and Tank Chassis set forth on the Closing Report within the particular Year which were not also reflected in the Preliminary Report times (B) the Agreed Values set forth on the Preliminary
                   -----
Report with respect to owned, managed or leased-in Tank Containers and Tank Chassis, as the case may be, within that Year.

               (ii) If the number of any type of Tank Containers or Tank Chassis within a particular Year set forth on the Closing Report shall be less than the number of such Tank Containers or Tank Chassis within that Year shown on the Preliminary Report, Sellers shall pay to Purchaser an amount equal to the product of (A) the number of Tank Containers and Tank Chassis within the particular Year set forth on the Preliminary Report which were not also reflected in the Closing Report times (B) the Agreed Values set forth on the
                                -----
Preliminary Report with respect to owned, managed or leased-in Tank Containers and Tank Chassis, as the case may be, within that Year.

__________________
A   New equipment acquired after March 31, 2000 is to be valued at Sellers'
cost.

     (c)  Disagreements with Respect to Closing Report.  (i)  If after the 15-
          --------------------------------------------
Business Day period provided in Section 2.7(a)(iii) there shall be a Disputed Amount, Purchaser shall, within 15 Business Days following delivery of the report contemplated by Section 2.7(a)(iii) with respect to disputed items and the Disputed Amount, deliver a notice to Sellers setting forth in reasonable detail Purchaser's disagreement with the Closing Report.

          (ii)  If a notice of disagreement shall be delivered pursuant to
Section 2.7(c)(i), the parties shall, during the 15-Business Days following delivery of the notice that sets forth Purchaser's disagreement, use reasonable efforts to reach agreement on the disputed items or the Disputed Amount. If, during such period, the parties are unable to reach such agreement, then they shall promptly thereafter pursue binding arbitration by an independent arbitrator reasonably satisfactory to Purchaser and Sellers (who shall not have any material relationship with Purchaser or Sellers) who shall deliver to Sellers and Purchasers, as promptly as practicable, a report setting forth the resolution of the Disputed Amount. Such arbitration shall be final, conclusive and binding upon the parties hereto. The cost of such arbitration shall be borne equally by Purchaser on the one hand and Sellers on the other hand.

          (iii) Any payment resulting from the adjustment to be made pursuant to
Section 2.7(b) shall be paid by wire transfer of immediately available funds in New York City which are denominated in U.S. dollars, to such account or accounts as Sellers or Purchaser, as the case may be, shall designate in writing to the other party hereto at least two Business Days prior to the time such payment is required pursuant to this Section 2.7(c)(iii) and shall be paid (i) within five Business Days after expiration of the time for delivery of a notice of disagreement pursuant to Section 2.7(c)(i) if no such notice of disagreement is delivered pursuant to said Section 2.7(c)(i), or (ii) if a notice of disagreement is delivered pursuant to Section 2.7(c)(i), then within five Business Days after the earlier of (A) agreement between the parties pursuant to
Section 2.7(c)(ii) with respect to the Disputed Amount and (B) the report of the independent arbitrator referred to in Section 2.7(c)(ii).

     2.8  Net Assets (Excluding Equipment) Adjustment.
          -------------------------------------------

     (a)  Statement of Net Assets (Excluding Equipment).  Attached hereto as
          ---------------------------------------------
Section 2.8 of the Seller Disclosure Schedule is a Statement of Net Assets (Excluding Equipment) (the "Statement of Net Assets (Excluding Equipment)")
                            ---------------------------------------------
which contains information as of March 31, 2000, and which contains a description of the methodology utilized to prepare such Statement including, without limitation, how the accrual for repairs is determined.

     (b)  Closing Statement of Net Assets (Excluding Equipment).  As promptly
          -----------------------------------------------------
as practicable, but in no event more than 30 Business Days after the Closing Date, Sellers shall prepare and deliver to Purchaser a statement (the "Closing
                                                                       -------
Statement of Net Assets (Excluding Equipment)") of Net Assets (Excluding
---------------------------------------------
Equipment) (the "Closing Net Assets (Excluding Equipment)") as of the Cut-Off
                 ----------------------------------------
Date, which shall be prepared in good faith based on the books and records of Sellers and their Subsidiaries and shall be complete and correct in all material respects in accordance with the methodologies set forth in Section 2.8 of the Seller Disclosure Schedule.

     (c)    Determination of Post-Closing Adjustments; Dispute Resolution.  (i)
            -------------------------------------------------------------
Sellers shall provide Purchaser and its counsel, accountants and other advisers reasonable access to books, records and personnel of the Business as reasonably requested by Purchaser in order to understand and verify the accuracy of the Closing Statement of Net Assets (Excluding Equipment). During the 15 Business Days following delivery by Sellers of the Closing Statement of Net Assets (Excluding Equipment), Purchaser shall be free to dispute any item on the Statement. At the end of the 15 Business Day period provided by this Section 2.8(c)(i), Purchaser and Sellers shall jointly prepare a report listing the items in dispute by item (the "Disputed Net Asset Items (Excluding Equipment)").
                               ----------------------------------------------
Promptly following the conclusion of such 15 Business Day period and completion of the report referred to in the preceding sentence, Sellers shall pay to Purchaser or Purchaser shall pay to Sellers, as applicable, the amount of the adjustments to be made pursuant to Section 2.8(d) which have been resolved during such period.

            (ii) If after the 15-Business Day period provided in Section 2.8(c)(i) there shall be Disputed Net Asset Items (Excluding Equipment), Purchaser shall, within 15 Business Days following delivery of the jointly prepared report with respect to Disputed Net Asset Items (Excluding Equipment), deliver a notice to Sellers setting forth in reasonable detail Purchaser's disagreement with the Closing Statement of Net Assets (Excluding Equipment). If a notice of disagreement shall be delivered pursuant to the previous sentence of this Section 2.8(c)(ii), the parties shall, during the 15 Business Days following delivery of the notice that sets forth Purchaser's disagreement, use reasonable efforts to reach agreement on the Disputed Asset Items (Excluding Equipment). If, during such period, the parties are unable to reach such agreement, then they shall promptly thereafter pursue binding arbitration by an independent arbitrator reasonably satisfactory to both Sellers and Purchaser (who shall not have any material relationship with Sellers or Purchaser) who shall deliver to Sellers and Purchaser, as promptly as practicable, a report setting forth the resolution of the Disputed Asset Items (Excluding Equipment) and thus the resulting calculation of the Net Assets (Excluding Equipment). Such arbitration shall be final, conclusive and binding upon the parties hereto. The cost of such arbitration shall be borne equally by Purchaser on the one hand and Sellers on the other hand. The resulting calculation of Net Assets (Excluding Equipment) which is finally determined pursuant to this Section 2.8(c) either by agreement of the parties or as a result of determination by independent arbitrator (or, if there is no dispute, then the calculation of Closing Net Assets (Excluding Equipment) derived therefrom) shall be referred to herein as the "Final Net Assets (Excluding Equipment)."
     -------------------------------------

     (d)    Adjustments of Purchase Price.  (i)  If the Final Net Assets
            -----------------------------
(Excluding Equipment) are lower than the Net Assets (Excluding Equipment) as reflected on the Statement of Net Assets (Excluding Equipment) ("Preliminary Net
                                                                 ---------------
Assets (Excluding Equipment)") (either because Final Net Assets (Excluding
----------------------------
Equipment) is a negative number where Preliminary Net Assets (Excluding Equipment) is a positive number or a smaller positive number than the positive number constituting Preliminary Net Assets (Excluding Equipment)), Sellers shall pay to Purchaser the amount by which (i) the Preliminary Net Assets (Excluding Equipment) exceeds (ii) the Final Net Assets (Excluding Equipment). If Final Net Assets (Excluding Equipment) is greater than Preliminary Net Assets (Excluding Equipment) (because Final Net Assets (Excluding Equipment) is a larger positive number than the positive number constituting Preliminary Net Assets (Excluding Equipment)), Purchaser shall pay to Sellers the amount by which (i) the Final Net Assets (Excluding Equipment) exceeds (ii) the Preliminary Net Assets (Excluding Equipment).

               (ii) Any payment resulting from the adjustment to be made pursuant to Section 2.8(d) shall be paid by wire transfer of immediately available funds in New York City which are denominated in U.S. dollars, to such account or accounts as Sellers or Purchaser, as the case may be, shall designate in writing to the other party hereto at least two Business Days prior to the time such payment is required pursuant to this Section 2.8(d)(ii) and shall be paid (i) within five Business Days after expiration of the time for delivery of a notice of disagreement pursuant to Section 2.8(c)(ii) if no such notice of disagreement is delivered pursuant to said Section 2.8(c)(ii), or (ii) if a notice of disagreement is delivered pursuant to Section 2.8(c)(ii), then within five Business Days after the earlier of (A) agreement between the parties pursuant to Section 2.8(c)(ii) with respect to the Disputed Net Asset Items (Excluding Equipment) and (B) the report of the independent arbitrator referred to in Section 2.8(c)(ii).

          2.9  Cash Management After the Cut-Off Date.
               --------------------------------------

          (a)  Cash Management Schedule.  (i)  From the day after the Cut-Off
               ---------------------
Date until the Closing, (A) any payments in the ordinary course of Business consistent with past practice by any Seller or any other Affiliate of Parent for the benefit of the Business (including, without limitation, for wages, salaries and other employee benefits or otherwise with respect to any individuals who would be Business Employees assuming that the Closing had occurred on the Cut-Off Date, but excluding bonus payments to be made by the Sellers pursuant to
Section 7.11, any payments of Excluded Liabilities, or with respect to which Purchaser is indemnified by Sellers hereunder) shall be treated as a payable to Sellers from the Business; (B) any goods or services provided by any Seller or any other Affiliate of Parent in the ordinary course of Business consistent with past practice for the benefit of the Business shall be treated as a payable to Sellers from the Business and the amounts which are so treated (including, without limitation, all charges for corporate shared services, allocations and amortization/depreciation of shared systems and software) shall be in accordance with the prior practice for intercompany transactions between Sellers or any other Affiliate of Parent and the Business; and (C) all receipts of the Business after the Cut-Off Date (including without limitation, in respect of sales of Tank Containers and/or Tank Chassis) which are transferred to Sellers or any other Affiliate of Parent shall be treated as a payable to the Business from Sellers, and the amounts which are so treated shall be in accordance with the prior practice for intercompany transactions between Sellers or any other Affiliate of Parent and the Business.

               (ii) The net balance as of the Closing Date due to the Sellers or the Business, as the case may be, in respect of the aggregate amounts described in clauses (A) through (C) of Section 2.9(a)(i), as reflected in a schedule of such amounts (the "Cash Management Schedule") which shall be
                               ------------------------
attached to the Closing Statement of Net Assets (Excluding Equipment) shall be paid by Purchaser to Sellers (if a net balance is due to Sellers) or Sellers to Purchaser (if a net balance is due to the Business), within five Business Days following delivery of the Closing Statement of Net Assets (Excluding Equipment) to Purchaser together with interest thereon at an annual rate equal to the Interest Rate, such interest to be calculated on the basis of a year of 365 days, calculated with respect to each separate item included in the calculation of such net balance from the date such item accrued or arose to the date immediately preceding the date of payment.

            (b)    Disagreements with Respect to Cash Management Schedule.  (i)
                   ------------------------------------------------------
Sellers shall provide Purchaser and its counsel, accountants and other advisors full access to books, records and personnel of the Business as reasonably requested by Purchaser in order to understand and verify the accuracy of the Cash Management Schedule. During the 15 Business Days following delivery by Sellers of the Cash Management Schedule, Purchaser shall be free to dispute any item reflected in the Cash Management Schedule. At the end of the 15 Business Day period provided by this Section 2.9(b)(i), Purchaser and Sellers shall jointly prepare a report listing the matters in dispute by item (the "Disputed
                                                                      --------
Cash Management Items").  Promptly following the conclusion of such 15 Business
---------------------
Day period and completion of the report referred to in the preceding sentence, Sellers shall pay to Purchaser or Purchaser shall pay to Sellers, as applicable, the amount of the adjustments to be made pursuant to this Section 2.9(b) which have been resolved during such period.

                (ii) If after the 15-Business Day period provided in Section 2.9(b)(i) there shall be Disputed Cash Management Items, Purchaser shall, within 15 Business Days following delivery of the report contemplated by Section 2.9(b)(i) with respect to Disputed Cash Management Items, deliver a notice to Sellers setting forth in reasonable detail Purchaser's disagreement with the Cash Management Schedule.

                (iii) If a notice of disagreement shall be delivered pursuant to
Section 2.9(b)(ii), the parties shall, during the 15 Business Days following delivery of the notice that sets forth Purchaser's disagreement, use reasonable efforts to reach agreement on the Disputed Cash Management Items. If, during such period, the parties are unable to reach such agreement, then they shall promptly thereafter pursue binding arbitration by an independent arbitrator reasonably satisfactory to Purchaser and Sellers (who shall not have any material relationship with Purchaser or Sellers) who shall deliver to Sellers and Purchaser, as promptly as practicable, a report setting forth the resolution of the Disputed Cash Management Items. Such arbitration shall be final, conclusive and binding upon the parties hereto. The cost of such arbitration shall be borne equally by Purchaser on the one hand and Sellers on the other hand.

                (iv) Any payment resulting from the adjustment to be made pursuant to Section 2.9(b) shall be paid by wire transfer of immediately available funds in New York City which are denominated in U.S. dollars, to such account or accounts as Sellers or Purchaser, as the case may be, shall designate in writing to the other party hereto at least two Business Days prior to the time such payment is required pursuant to this Section 2.9(b)(iv) and shall be paid (i) within five Business Days after expiration of the time for delivery of a notice of disagreement pursuant to Section 2.9(b)(ii) if no such notice of disagreement is delivered pursuant to said Section 2.9(b)(ii), or (ii) if a notice of disagreement is delivered pursuant to Section 2.9(b)(ii), then within five Business Days after the earlier of (A) agreement between the parties pursuant to Section 2.9(b)(iii) with respect to the Disputed Cash Management Items and (B) the report of the independent arbitrator referred to in Section 2.9(b)(iii).

                                  ARTICLE III

                                    CLOSING

          3.1    Closing.  Unless this Agreement shall have been terminated and
                 -------
the transactions herein abandoned pursuant to Article IX, subject to the provisions of Article VIII, the closing (the "Closing") of the purchase of the
                                              -------
Assets and the assumption of the Assumed Liabilities provided for in Article II shall take place at the offices of Wachtell, Lipton, Rosen & Katz, 51 West 52nd Street, New York, New York, at 10:00 a.m., New York City time, on the third business day following the satisfaction or waiver of the conditions set forth in
Article VIII, but in no event earlier than the tenth business day of a calendar month and in no event later than November 30, 2000, or at such other place and time and on such other date as the parties may agree. The date on which the Closing occurs is herein called the "Closing Date"; provided that the purchase
                                     ------------
of the Assets and the assumption of the Assumed Liabilities provided for in
Article II shall be deemed to occur as of the close of business on the earlier to occur of (i) the last calendar day of the month immediately preceding the month in which the Closing Date occurs and (ii) September 30, 2000 (the earlier of such events, the "Cut-Off Date"), and the Closing Report provided for in
                     ------------
Section 2.6(a) (including any post-closing adjustments arising therefrom), the Closing Statement of Net Assets (Excluding Equipment) and the Closing Net Assets (Excluding Equipment) (including any post-closing adjustments arising therefrom) shall present the information to be required therein as of the Cut-Off Date.

          3.2    Closing Deliveries. (a) At the Closing, Sellers will deliver or
                 ------------------
cause to be delivered to Purchaser:

                 (i) duly executed counterparts of the Instruments of Transfer;

                 (ii) the books and records constituting Assets, including inspection certificates and certifications;

                 (iii) a duly executed counterpart of an assumption of Assumed Liabilities;

                 (iv) all such other deeds, documents, certificates, assignments, agreements and other instruments as, in the reasonable opinion of Purchaser, are necessary to vest in Purchaser legal and beneficial title to the Assets; and

                 (v) all other previously undelivered agreements, instruments, certificates and documents required hereunder to be delivered by Sellers to Purchaser at or prior to the Closing in connection with the transactions contemplated hereby.

          (b)    At the Closing, Purchaser will deliver to Sellers:

                 (i) the Purchase Price to be delivered at the Closing in accordance with Article II hereof;

                 (ii) a duly executed counterpart of an assumption of Assumed Liabilities;

               (iii) a duly executed counterpart of the Instruments of Transfer; and

               (iv) all other previously undelivered agreements, instruments, certificates and documents required hereunder to be delivered by Purchaser to Sellers at or prior to the Closing in connection with the transactions contemplated hereby.


                                  ARTICLE IV

                   REPRESENTATIONS AND WARRANTIES OF SELLERS

          Sellers, jointly and severally, represent and warrant to Purchaser that, except as set forth in the Seller Disclosure Schedule by specific reference to the applicable Section of this Agreement (provided that if a reasonable person would consider a disclosure in the Seller Disclosure Schedule to be applicable to other sections of this Agreement, then each such Section of this Agreement shall be deemed to be so qualified):

          4.1  Organization, Power.  Each Seller is a corporation duly
               -------------------
incorporated, validly existing and in good standing under the laws of the State of Delaware. Each Seller and its Subsidiaries, as applicable, have full power and authority to own all of the Assets and to carry on the Business as it is now being conducted, and, where applicable, is duly qualified or licensed to do business as a foreign corporation and is in good standing in each jurisdiction in which the nature of the Business or Assets makes such qualification or license necessary, except where failure to be so incorporated, existing, qualified, licensed or in good standing would not have a Material Adverse Effect.

          4.2  Authority Relative to Agreement.  Each Seller has the requisite
               -------------------------------
corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery by each Seller of this Agreement and the consummation by such Seller of the transactions contemplated hereby have been duly authorized by all necessary corporate action. This Agreement constitutes a valid and legally binding agreement of each Seller enforceable against such Seller in accordance with its terms.

          4.3  Non-Contravention.  The execution and delivery of this Agreement
               -----------------
by each Seller does not, and the consummation by such Seller of the transactions contemplated hereby and the performance by such Seller of the obligations which it is obligated to perform hereunder will not, (a) violate any provision of the certificate of incorporation or by-laws or other organizational documents of such Seller or (b) assuming that all consents, authorizations, orders or approvals of, filings or registrations with, and notices to, each United States federal, state, local and foreign (including European Community) governmental entity, commission, board or other regulatory authority or agency ("Governmental
                                                                    ------------
Authority") listed in Section 4.4(a) of the Seller Disclosure Schedule and all
---------
Third Party Consents listed in Section 4.4(b) of the Seller Disclosure Schedule have been obtained or made, (i) violate any law, regulation, rule, order, judgment or decree to which such Seller or any of its Subsidiaries is subject

("Applicable Law") or (ii) violate, result in the termination or the
  --------------
acceleration of, or conflict with or constitute a default under, or result in the creation or imposition of any Encumbrance, other than Permitted Encumbrances, upon any of the Assets pursuant to any agreement, mortgage, indenture, lease, franchise, Permit or other instrument (each, a "Contract") to which such Seller
                                                --------
or any of its Subsidiaries is a party primarily relating to the Business or by which any of the Assets is bound, except, in the case of clauses (b)(i) and
(b)(ii), for such violations, terminations, accelerations, conflicts, defaults, or losses of licenses or other contractual rights as would not have a Material Adverse Effect, and for Encumbrances (other than Permitted Encumbrances) as would not be materially adverse to the Business.

          4.4    Consents.  (a)  Except as described in Section 4.4(a) of the
                 --------
Seller Disclosure Schedule, no consent, authorization, order or approval of, filing or registration with, or notice to, any Governmental Authority and (b) except as described in Section 4.4(b) of the Seller Disclosure Schedule, no consent, authorization, order or approval of, filing or registration with, or notice to, any party to any Contract (collectively, "Third Party Consents") to
                                                     --------------------
which any Seller or any of its Subsidiaries is a party primarily relating to the Business or by which any of the Assets is bound is required for the execution and delivery of this Agreement by such Seller and the consummation by such Seller of the transactions contemplated hereby, except for such consents, authorizations, orders, approvals, filings, registrations, notices or Third Party Consents (i) which are required solely by reason of the specific regulatory status of Purchaser or any Affiliate thereof or (ii) the failure of which to be obtained or made would not have a Material Adverse Effect or prohibit the consummation by such Seller of the transactions contemplated hereby.

          4.5    Statement of Net Assets (Excluding Equipment) and Preliminary
                 -------------------------------------------------------------
Report.  Each of the Statement of Net Assets (Excluding Equipment) and the
------
Preliminary Report has been prepared in good faith, is based on the books and records of Sellers and their Subsidiaries and is complete and correct in all material respects in accordance with the methodologies set forth in Section 2.8 of the Seller Disclosure Schedule as of the date as of which it speaks. All Accounts Receivable have arisen in the ordinary course of the Business for valuable consideration.

          4.6    Litigation. Except as set forth in Section 4.6(a) of the Seller
                 ----------
Disclosure Schedule and except for Excluded Liabilities, there is no material action, suit or proceeding pending or, to the knowledge of Sellers, threatened against any Seller or any of its Subsidiaries primarily relating to or arising out of the Business or the Assets before any court, arbitrator or Governmental Authority to which any Seller or Subsidiary is a party with respect to the Business or by which the Business or any Assets are bound. Section 4.6(b) of the Seller Disclosure Schedule sets forth each action, suit or proceeding known to Seller Management as of the date hereof which is pending against Seller or any of its Subsidiaries with respect to the Business or by which the Business or any Assets are bound. Except as set forth on Section 4.6 of the Seller Disclosure Schedule, there are no material orders, judgments, injunctions or decrees to which any Seller or Subsidiary is a party with respect to the Business or by which the Business or any Assets are bound.

          Section 4.6(c) of the Seller Disclosure Schedule sets forth a brief description of actual disputes and potential disputes with lessees of Assets, depot owners, owners of managed equipment or other customers in each case known to Seller Management as of the date hereof that would reasonably be expected to give rise to financial detriment to the Business (i) in the amount of $50,000 or more, in any such case or (ii) in the amount of $100,000 in the aggregate with respect to individual actual disputes or potential disputes in an amount of $20,000 or more with the same counterparty or Persons who are known to Seller Management as of the date hereof to be Affiliates of such counterparty.

          4.7    Compliance with Laws; Permits and Licenses.  (a)  Except as set
                 ------------------------------------------
forth in Section 4.7(a) of the Seller Disclosure Schedule, the Business is being conducted in compliance with all Applicable Laws, except where the failure to so comply would not have a Material Adverse Effect. Except as set forth in Section 4.7(a) of the Seller Disclosure Schedule, Seller has not received any written notice since June 1, 1998 with respect to the material failure of the Business to be conducted in compliance with all Applicable Laws.

          (b) Except as would not have a Material Adverse Effect, each Seller, its Subsidiaries, and/or the Business holds all Permits necessary for the operation of the Business as presently conducted. All such Permits are in full force and effect and no proceedings are pending or, to the knowledge of Sellers, threatened by a Governmental Authority for the suspension, revocation or termination of any such Permits, except where such failures to be in full force and effect and such proceedings would not have a Material Adverse Effect.
Section 4.7(b) of the Seller Disclosure Schedule sets forth all such Permits that are material to the Business. Sellers have heretofore made available for inspection by, or furnished to, Purchaser true and complete copies of all such material Permits.

          (c) To the knowledge of Seller Management as of the date hereof, there are no pending or currently proposed new laws or regulations or changes in laws or regulations, which, if adopted, would have a Material Adverse Effect.

          4.8    Absence of Certain Changes or Events. Since March 31, 2000, (a)
                 ------------------------------------
there has not been any change or development in or affecting the Business or Assets that has had a Material Adverse Effect and (b) the Business has been operated in the ordinary course of business consistent with past practices.

          4.9    Employees.  (a) Sellers and their Subsidiaries are not party to
                 ---------
or subject to any collective bargaining agreements with any union representing any of the Business Employees (other than for Business Employees providing services in a jurisdiction outside of the United States to the extent required by Applicable Law) and, except as set forth in Section 4.9(a) of the Seller Disclosure Schedule, have no written contracts of employment with any of the Business Employees.

          (b) Except as set forth in Section 4.9(b) of the Seller Disclosure Schedule, Sellers and their Subsidiaries do not maintain with respect to the Business Employees any "employee benefit plan" (within the meaning of Section 3(3) of ERISA), or any bonus, pension, profit sharing, deferred compensation, incentive compensation, excess benefit, stock, stock option, severance, termination pay, change in control, fringe benefit, voluntary employee beneficiary association or other employee benefit plans, programs or arrangements, including, but not limited to, those providing medical, dental, vision, disability, life insurance and vacation, sick leave, holidays and other paid time off benefits, qualified or unqualified, funded or unfunded or any comparable plans subject to the laws of foreign jurisdictions (each, a "Benefit
                                                                        -------
Plan" and collectively "Benefit Plans") or related trust agreement that relate
----                    -------------
solely to the Business Employees.

          (c) Except as disclosed in Article VII of this Agreement, no Business Employee will become entitled to any retirement, severance or similar benefit or enhanced or accelerated benefit solely as a result of the transactions contemplated hereby that will be an Assumed Liability of Purchaser. No amount required to be paid or payable to or with respect to any Business Employee in connection with the transactions contemplated hereby (either solely as a result thereof or as a result of such transactions in conjunction with any other event) will be an "excess parachute payment" within the meaning of Section 280G of the Code.

          (d) Neither Seller nor any of its Affiliates has sponsored, maintained or contributed to, during the six years prior to the date hereof, a "multiemployer plan" as defined in Code Section 414(f) or ERISA Sections 3(37) or 4001(a)(31) which may result in any Liability to the Purchaser.

          (e)    No assets of the Business are subject to any lien under ERISA
Section 302(f) or Code Section 412(n).

          4.10   Taxes. (a) Sellers have paid all Taxes payable with respect to
                 -----
the Assets or the Business, the non-payment of which would result in a lien on any of the Assets (other than Permitted Encumbrances) or would result in Purchaser becoming liable or responsible therefor.

          Sellers have not to their knowledge maintained any permanent establishment outside of the United States with respect to the Business in the past 6 years or received any written notification to the contrary from any foreign tax authority, nor are there any facts, events or occurrences which would reasonably lead Sellers to believe that they have maintained any permanent establishment outside of the United States with respect to the Business during such period. Sellers have not incurred Liabilities for foreign income taxes with respect to the Business in excess of $2 million per year in any of the past 6 years.


          4.11   Material Contracts.  Section 4.11 of the Seller Disclosure
                 ------------------
Schedule sets forth a list of each Contract in effect on the date hereof to which any Seller or any of its Subsidiaries is a party or by which any of the Assets is bound and, in each case, which, either individually or together with all other contracts with the same counterparty (or Persons who are known to Seller Management as of the date hereof to be Affiliates of such counterparty), is material to the Business (each a "Material Contract"). With respect to each
                                     -----------------
Material Contract, except as set forth in Section 4.11 of the Seller Disclosure Schedule, (a) such Material Contract is a legal, valid and binding agreement of the Seller party thereto, enforceable against such Seller in accordance with its terms and in full force and effect as of the date hereof, (b) no Seller is in breach or default, and no event has occurred which with notice or lapse of time would constitute a breach or default by any Seller or permit any third party to terminate, modify or accelerate such Material Contract and (c) no Seller has repudiated any such Material Contract except in the case of clauses (a)-(c) as would not be material to the Business. Except as set forth on Section 4.11 of the Seller Disclosure Schedule, no Material Contract contains any covenant that would be an Assumed Liability not to compete in any line of business or with any person or entity.

          4.12   Title to Assets; Absence of Encumbrances; Assets. (a) Except as
                 ------------------------------------------------
set forth in Section 4.12(a) of the Seller Disclosure Schedule, Sellers have good and valid title to the Assets, in each case free and clear of all Encumbrances other than Permitted Encumbrances. As of the Closing, there will be no Encumbrances relating to any of the Assets other than Permitted Encumbrances.

          (b) Upon consummation of the transactions contemplated hereby including all agreements entered into in connection with this Agreement, Purchaser shall acquire the Assets, other than Excluded Assets, necessary for the continuing conduct of the Business substantially as conducted by Sellers immediately prior to the date of this Agreement.

          (c) Except as set forth in Section 4.12(c) of the Seller Disclosure Schedule or pursuant to this Agreement, there does not exist any right, option or agreement granting any Person the right to purchase or otherwise acquire any of the Tank Containers and Tank Chassis.

          (d) Except as set forth in Section 4.12(d) of the Seller Disclosure Schedule, the Tank Containers and Tank Chassis that are off-hire as of the date of the Statement of Net Assets (Excluding Equipment) have been maintained in all material respects in good operating condition (or an accrual has been made and reflected on the Statement of Net Assets (Excluding Equipment) to the extent that such Tank Containers and Tank Chassis have not been so maintained) and (after giving effect to all applicable accruals reflected on the Statement of Net Assets (Excluding Equipment)) are or would reasonably be expected to be suitable and adequate in all material respects for their currently intended use. The Tank Containers and Tank Chassis that are on-hire as of the date hereof are in all material respects, subject to leases which provide for the lessee to maintain such Tank Container or Tank Chassis, as applicable, in good operating condition, normal wear and tear excepted and are suitable and adequate in all material respects for their current use.

          (e) Section 4.12(d) of the Seller Disclosure Schedule sets forth, as of the date hereof, a list of the Tank Containers and Tank Chassis that are currently held for sale.

          4.13   Leases of Real Property. The only real estate leased, as of the
                 -----------------------
date hereof, by any Seller or any of its Subsidiaries, in each case as lessee, which is used or held for use primarily in connection with the Business are those properties located in Houston, Texas and Tokyo, Japan (the "Leased
                                                                  ------
Premises").  Each real property lease (a "Lease") with respect to the Leased
--------                                  -----
Premises is a legal, valid and binding obligation of a Seller or a Subsidiary thereof which is a lessee thereof and, to Sellers' knowledge, is in full force and effect and enforceable in accordance with its terms. Sellers and their Subsidiaries do not own any real property (other than real property acquired in satisfaction of debts previously contracted in good faith) used primarily in connection with the Business. With respect to each Lease relating to the Leased Premises, except as set forth in Section 4.13 of the Seller Disclosure Schedule,
(a) no Seller is in breach or default, and no event has occurred which with notice or lapse of time would constitute a breach or default by any Seller or permit any third party to terminate such Lease, and (b) to the knowledge of the Seller Management, (i) no third party lessor is in breach or default, and (ii) no event has occurred which with notice or lapse of time would constitute a breach or default by such third party lessor or permit any Seller to terminate such Lease. Sellers have heretofore made available for inspection by, or furnished to, Purchaser or its counsel true and complete copies of each Lease related to the Leased Premises.

          4.14   Environmental. Except as set forth in Section 4.14 of the
                 -------------
Seller Disclosure Schedule, except for Excluded Liabilities, and except as would not be material, no notice, demand, request for information, citation, claim, action, proceeding, summons or complaint has been received by any Seller or any of its Subsidiaries, and no penalty has been assessed or, to Sellers' knowledge, threatened against any Seller or any of its Subsidiaries, nor, to Sellers' knowledge, is an investigation pending, by any Governmental Authority with respect to any (a) alleged violation by any Seller or any of its Subsidiaries of any Environmental Law with respect to the Assets, the conduct of the Business or the leased or owned real property used or held for use primarily in connection with the Business, (b) alleged failure by any Seller or any of its Subsidiaries to have any Permit required under any Environmental Law in connection with the conduct of the Business or (c) release, disposal, transportation or storage of any Hazardous Substance by any Seller or any of its Subsidiaries in connection with the conduct of the Business or at, upon, or under the leased real property used or held for use primarily in the Business.

          4.15   Intellectual Property.  Except as would not have a Material
                 ---------------------
Adverse Effect, the trademarks, trade names and service marks listed in Section
6.8 (the "Intellectual Property") are owned free and clear of all Encumbrances
          ---------------------
by, or validly licensed to, a Seller or its Subsidiaries, as applicable. Except as would not have a Material Adverse Effect and except as set forth in Section
4.15 of the Seller Disclosure Schedule, each Seller and its Affiliates owns or possesses, and has taken all actions appropriate to record, reserve and protect, adequate and enforceable long-term licenses or other rights to use all such Intellectual Property.

          4.16   Brokers.  No broker, investment banker, financial advisor or
                 -------
other Person, other than Morgan Stanley Dean Witter & Co. and Donaldson Lufkin and Jenrette, the fees and expenses of which will be paid by a Seller or an Affiliate thereof, is entitled to any broker's, finder's, financial advisor's or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of any Seller or any Affiliate of any Seller.

          4.17   No Regulatory Impediment.  Sellers are not aware of any fact
                 ------------------------
relating to their business, operations, financial condition or legal status that might impair their ability to obtain, on a timely basis, all consents, authorizations, orders, approvals and Permits from, and make all necessary filing and registrations with and all notices to, Governmental Authorities necessary for the consummation of the transactions contemplated hereby.

          4.18   Limitation on Representations and Warranties.  Except as
                 --------------------------------------------
otherwise set forth herein, Sellers make no representations or warranties as to the Assets or the Business, which are being transferred to Purchaser "AS IS," "WHERE IS" and with all defects at the Closing Date. Without limiting the generality of the foregoing, Sellers make no representation or warranty to Purchaser with respect to (a) any projections, estimates or budgets heretofore delivered to or made available to Purchaser of future revenues, expenses or expenditures, future results of operations (or any component thereof), future cash flows or future financial condition (or any component thereof) of the Assets or the Business (including, without limitation, any information included in or omitted from the Confidential Offering Memorandum previously furnished to Purchaser) or (b) any other information or documents made available to Purchaser or its counsel, accountants, advisors or other representatives with respect to the Assets or the

Business, except as expressly covered by a representation and warranty contained in Sections 4.1 through 4.16.


                                   ARTICLE V

                  REPRESENTATIONS AND WARRANTIES OF PURCHASER

          Purchaser represents and warrants to each Seller that, except as otherwise set forth in the Purchaser Disclosure Schedule by specific reference to the applicable Section of this Agreement (provided that if a reasonable
                                             --------
person would consider a disclosure in the Seller Disclosure Schedule to be applicable to other sections of this Agreement, then each such Section of this Agreement shall be deemed to be so qualified):

          5.1    Organization.  Purchaser is a corporation duly incorporated,
                 ------------
validly existing and in good standing under the laws of its jurisdiction of incorporation.

          5.2    Authority Relative to Agreement.  Purchaser has the requisite
                 -------------------------------
corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery by Purchaser of this Agreement and the consummation by Purchaser of the transactions contemplated hereby have been and prior to Closing the consummation by Purchaser of the transactions contemplated hereby will be duly authorized by all necessary corporate action. This Agreement constitutes a valid and legally binding agreement of Purchaser enforceable against Purchaser in accordance with its terms.

          5.3    Non-Contravention. The execution and delivery of this Agreement
                 -----------------
by Purchaser do not, and the consummation by Purchaser of the transactions contemplated hereby and the performance by Purchaser of the obligations which it is obligated to perform hereunder will not, (a) violate any provision of the certificate of incorporation or by-laws or other organizational documents of Purchaser or (b) assuming that all consents, authorizations, orders or approvals of, filings or registrations with, and notices to, each Governmental Authority listed in Section 5.4(a) of the Purchaser Disclosure Schedule and all Third Party Consents listed in Section 5.4 (b) of the Purchaser Disclosure Schedule have been obtained or made, (i) violate any Applicable Law or (ii) violate, result in the termination or the acceleration of, or conflict with or constitute a default under, any Contract to which Purchaser is a party or by which any of its properties are bound, except, in the case of clauses (b)(i) and (b)(ii), for such violations, terminations, accelerations, conflicts or defaults as would not prohibit, materially delay or otherwise materially impair Purchaser's ability to consummate the transactions contemplated hereby.

          5.4    Consents.  (a)  Except as described in Section 5.4(a) of the
                 --------
Purchaser Disclosure Schedule, no consent, authorization, order or approval of, filing or registration with, or notice to, any Governmental Authority and (b) except as described in Section 5.4(b) of the Purchaser Disclosure Schedule, no Third Party Consent is required for the execution and delivery of this Agreement by Purchaser and the consummation by Purchaser of the transactions contemplated hereby, except for such consents, authorizations, orders, approvals, filings, registrations, notices or Third Party Consents the failure of which to be obtained or made would not prohibit, materially delay or otherwise materially impair the consummation by Purchaser of the transactions contemplated hereby.

     5.5  Brokers. No broker, investment banker, financial advisor or other
          -------
person, is entitled to any broker's, finder's, financial advisor's or other similar fee or commission in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of Purchaser or any Affiliate.

     5.6  Available Funds. Purchaser has or has available to it all funds
          ---------------
necessary to satisfy all of its obligations hereunder and in connection with the transactions contemplated hereby, including the obligation to purchase the Assets and assume the Assumed Liabilities pursuant hereto on the terms and conditions set forth herein, and its ability to consummate such transactions is not dependent or conditional upon the receipt of financing (whether debt or equity) from any third party (including any Affiliate).

     5.7  Access. Purchaser acknowledges that it has been provided full and
          ------
complete access to the records, facilities and management personnel of Sellers and their Affiliates with respect to the Business and the Assets, that it has reviewed, to the extent it deemed necessary or appropriate, the books, records, regulatory files, Contracts and other documents of Sellers and their Affiliates relating to the Assets and the Business and that all of its questions regarding the Business and the Assets have been answered to its satisfaction.

     5.8  No Regulatory Impediment. Purchaser is not aware of any fact relating
          ------------------------
to its business, operations, financial condition or legal status that might impair its ability to obtain, on a timely basis, all consents, authorizations, orders, approvals and Permits from, and make all necessary filings and registrations with and all notices to, Governmental Authorities necessary for the consummation of the transactions contemplated hereby.

                                  ARTICLE VI

                                   COVENANTS

     6.1  Conduct of Business. (a) Except to the extent that Purchaser shall
          -------------------
otherwise consent in writing and except as contemplated by this Agreement, between the date hereof and Closing, Sellers shall, and shall cause their Subsidiaries to, (i) use commercially reasonable efforts to preserve the Business' organization and goodwill intact, preserve and maintain the Business licenses, and maintain satisfactory relationships with customers and (ii) maintain the Assets in normal operating condition and repair, ordinary wear and tear excepted, in accordance with the maintenance practices of Sellers in effect on the date hereof.

     (b) Sellers agree that, between the date hereof and Closing, except (A) as expressly authorized under this Agreement or (B) as otherwise consented to by Purchaser in writing, Sellers shall not, and shall cause their Subsidiaries not to engage in any practice, take any action or enter into any transaction, in each case relating to the Business, outside the ordinary course of business consistent with past practice, except as hereinafter permitted. Without limiting the generality of the foregoing Sellers shall not:

         (i) other than in the ordinary course of business, enter into or amend in any material respect any Material Contract or other transaction or commitment which is material to the financial condition, ongoing operations or business of the Business, taken as a whole;

         (ii) except in the ordinary course of business, sell, lease or otherwise dispose of any of the Assets;

         (iii) create or suffer to exist any new Encumbrance on any of the Assets, except for (A) Permitted Encumbrances and (B) leases on Tank Containers, Tank Chassis and other equipment held for lease in connection with the Business;

         (iv) purchase or acquire any asset or property for the Business (or make any commitment with respect thereto), or incur any obligation (fixed or contingent) or enter into any Contract with respect to the Business or the Assets, except for purchases and commitments in the ordinary course of business for not more than $2,500,000 in the aggregate;

         (v)   take any action which would have a Material Adverse Effect;

         (vi) other than in the ordinary course of business, increase compensation, fees, perquisites, benefits (other than with respect to employee benefit plans that do not relate solely to the Business Employees) or other amounts payable to any Business Employee from the amounts in effect on the date of this Agreement; or

         (vii) agree or commit to do any of the foregoing.

     6.2  Access; Confidentiality; Post Cut-Off Date Matters. Sellers agree to
          --------------------------------------------------
permit Purchaser and its accountants, counsel and other authorized representatives (including Purchaser's potential lenders) to have, during the period from the date hereof to the Closing Date, reasonable access to the premises, Business Employees, books and records of Sellers and their Subsidiaries that relate primarily to the Business or Assets during normal business hours. Sellers agree to make available to Purchaser, upon reasonable advance notice and during normal business hours, the officers of Sellers and their Subsidiaries, as Purchaser may reasonably request; provided that such
                                                         --------
availability shall not unreasonably interfere with the normal operations of Sellers and their Subsidiaries. Sellers shall furnish Purchaser with such financial and operational data and other information with respect to the Business and Assets as Purchaser shall from time to time reasonably request and as are maintained by Sellers in the ordinary course of business. Notwithstanding the foregoing, Sellers and their Subsidiaries shall not be required to permit Purchaser and its representatives to have access to any documents, portions thereof or other information which Sellers and/or its their Subsidiaries are prohibited from disclosing due to confidentiality restrictions, and Sellers and Purchaser hereby agree that until the Closing shall occur Purchaser shall have no right to direct or control the Business or its operations. Any information regarding the Business or Assets heretofore or hereafter obtained from Sellers or their Subsidiaries by Purchaser or its representatives shall be subject to the terms of the Confidentiality Agreement, and such information shall be held by Purchaser and its representatives in accordance with the terms of the Confidentiality Agreement. Notwithstanding the foregoing and subject to applicable law, commencing on the date immediately following the Cut-Off Date, Purchaser shall be permitted daily access to the premises of Sellers and the

Business Employees during normal business hours, subject to reasonable advance notice and availability.

     6.3  Taking of Necessary Action; Funding. (a) Each of the parties hereto
          -----------------------------------
agrees to use its commercially reasonable efforts to take or cause to be taken all action and promptly do or cause to be done all things necessary, proper or advisable to consummate and make effective as soon as reasonably practicable the transactions contemplated hereby.

     (b) Each of Purchaser and Sellers shall (i) as soon as practicable after the date hereof, file such applications, notices, registrations and requests as may be required or advisable to be filed by it with any Governmental Authority in connection with the transactions contemplated hereby, (ii) furnish each other with copies of all documents and correspondence (A) prepared by or on behalf of it for submission to any Governmental Authority and (B) received by or on behalf of it from any Governmental Authority, in each case in connection with the transactions contemplated hereby and (iii) consult with and keep each other informed as to the status of such matters. To the extent that any application, notice, registration or request so filed contains any significant information relating to a party hereto or any of their Affiliates, prior to submitting such application, notice, registration or request to any Governmental Authority, such party will permit the other party hereto to review such information and will consider in good faith the suggestions of such party with respect thereto. A party hereto shall have the right to approve any such information that relates to such party, its Affiliates, the Business or the Assets (which approval shall not be unreasonably withheld).

     (c) Each of Purchaser and Sellers shall cooperate with each other in the preparation and filing of any applications, notices, registrations and responses to requests for additional information from Governmental Authorities made by Purchaser with any Governmental Authority in connection with the transactions contemplated hereby, including providing such information as Purchaser may reasonably request for inclusion in such applications, notices, registrations and responses.

     (d) Sellers shall cooperate, upon the reasonable request of Purchaser, with Purchaser in its endeavors to enter into at the Closing long-term financing arrangements in connection with the consummation of the transactions contemplated by this Agreement by providing certificates and documents which are ministerial in nature, it being understood that obtaining such financing arrangements shall not be a condition to the obligation of Purchaser to consummate the purchase of the Assets and the assumption of the Assumed Liabilities.

     6.4  Release of Sellers from Assumed Liabilities. In addition to assuming
          -------------------------------------------
the Assumed Liabilities in accordance with Section 2.3, Purchaser agrees (with Sellers' cooperation) to use its reasonable best efforts to cause Sellers or any Affiliate of Sellers to be absolutely and unconditionally released on or prior to the Closing Date from each Assumed Liability. In addition to assuming the Assumed Liabilities in accordance with Section 2.3, Purchaser agrees (with Sellers' cooperation) to continue to use its reasonable best efforts after the Closing Date to relieve Sellers and such Affiliates of any Assumed Liabilities that are not released or otherwise discharged prior to the Closing Date.

     6.5  Insurance; Risk of Loss. (a) Effective as of the Closing Date (i)
          -----------------------
Sellers will terminate or cause their Subsidiaries to terminate all coverage relating to the Business and the Assets and current or former Business Employees under the general corporate policies of insurance, cancelable surety bonds and hold harmless agreements of Sellers for the benefit of all of their Subsidiaries and (ii) from and after the Closing Date, Purchaser shall become solely responsible for all insurance coverage and related risk of loss with respect to the Business and Assets and current or former Business Employees.

     (b) Notwithstanding Section 6.5(a), to the extent that (i) any insurance policies (other than Sellers' insolvency insurance policies referred to in
Section 2.2(g)) controlled by any Seller and its Subsidiaries ("Seller's
                                                                --------
Insurance Policies") cover any Assumed Liability or Subsequent Assumed Liability
------------------
("Business Liabilities") arising out of occurrences, events or circumstances
  --------------------
prior to the Closing Date and (ii) Seller's Insurance Policies continue after the Closing to permit claims to be made thereunder with respect to Business Liabilities arising out of occurrences, events or circumstances prior to the Closing Date ("Business Claims"), each Seller shall cooperate and cause its
               ---------------
Subsidiaries to cooperate with Purchaser in submitting Business Claims (or pursuing Business Claims previously made) on behalf of Purchaser under Seller's Insurance Policies; provided that Sellers shall be under no obligation to
                    --------
commence or maintain litigation to enforce any Business Claim (except to the extent that Purchaser agrees to hold Sellers harmless under terms reasonably acceptable to Sellers in connection therewith) and that Purchaser shall reimburse, indemnify and hold Sellers and their Subsidiaries harmless from all Liabilities, losses, costs and expenses (including all present or future premiums, deductibles, legal and administrative costs, attorneys' fees, overhead and costs of compliance under Seller's Insurance Policies) of any nature incurred by any Seller or any of its Subsidiaries as a result of Business Claims made under Seller's Insurance Policies with respect to Assumed Liabilities or Subsequent Assumed Liabilities. Upon the incurrence of any such Liability, loss, cost or expense relating to Business Claims made under Seller's Insurance Policies with respect to Assumed Liabilities or Subsequent Assumed Liabilities and upon receipt from Sellers of a statement of the amount of such Liabilities, losses, costs and expenses in reasonable detail, from time to time, Purchaser shall make payment promptly to Sellers or their Subsidiaries of the amount indicated in such statement.

     6.6  Assumption of Proceedings. From and after the Closing Date, Purchaser
          -------------------------
shall assume the defense of and indemnify and hold Sellers and their Affiliates harmless from and against any and all actions, suits, claims and administrative or other proceedings of every kind and nature instituted or pending against any Seller or any of its Affiliates at any time before or after the Closing Date that constitute Assumed Liabilities, whether relating to or arising out of occurrences, events or circumstances existing prior to, at or after the Closing Date. Purchaser shall have the right to assume and conduct the defense of any such matters, and Sellers and their Subsidiaries shall cooperate in such defense to the extent reasonably requested by Purchaser.

     6.7  Mail; Payments. Sellers hereby authorize Purchaser after the Closing
          --------------
to receive and open all mail and other communications received by the Business, and to act with respect to such communications in such manner as Purchaser may elect if such communications primarily relate to the Business, any of the Assets or any of the Assumed Liabilities or Subsequent Assumed Liabilities, or, if such communications do not so primarily relate, to forward the same promptly to Sellers. After the Closing, Purchaser shall have the right and authority to endorse, without recourse, the name of any Seller or any of its Subsidiaries on any check or any other evidence of indebtedness received by Purchaser on account of any of the Assets or the Business. Any payment received by Sellers or any of their Subsidiaries after the Closing to the extent relating to the Assets or Business shall be promptly remitted to Purchaser and any payment received by Purchaser to the extent in respect of Excluded Assets or Excluded Liabilities shall be promptly remitted to Sellers. A Seller or a Subsidiary thereof shall promptly deliver to Purchaser the original of any mail or other communication received by it after the Closing primarily relating to the Assets or the Business and any moneys, checks or other instruments of payment to which Purchaser is entitled.

          6.8  License of Name.  (a) Sellers hereby grant to Purchaser a fully-
               ---------------
paid, royalty-free and non-exclusive license to use the Names and the corresponding trademarks (including other common law or statutory trademark rights therein and derivations or stylizations thereof, "Trademarks") and the
                                                         ----------
Prefixes, in connection with and as a part of the Business (the "License") for
                                                                 -------
the relevant period of time from and after the Closing Date as set forth in the following sentence (the "License Term"), and subject to the following provisions
                         ------------
of this Section 6.8. The License granted to Purchaser hereunder authorizes Purchaser to continue to use the Names, any corresponding Trademark and the Prefixes that appear on a Tank Container or Tank Chassis as of the Closing Date, on such Tank Container or Tank Chassis for the life of such Tank Container or Tank Chassis without obligation to remove, cover or otherwise obscure the appearance of the Name, Trademark or Prefix thereon; provided that if any Tank
                                                     --------
Container or Tank Chassis is refurbished or repainted or ceases, directly or indirectly, to be both owned and operated by Purchaser or any Affiliate of Purchaser, then in each case the License with respect to such Tank Container or Tank Chassis (to the extent it relates to the Names and Trademarks) shall terminate and Purchaser shall promptly remove or cause its Affiliate to remove any Name or Trademark thereon; and provided, further, that if any Tank Container
                                   --------  -------
or Tank Chassis is remanufactured or ceases, directly or indirectly, to be both owed and operated by Purchaser, then the License with respect to such Tank Container or Tank Chassis (to the extent it relates to any Prefix) shall terminate and Purchaser shall promptly remove or cause Affiliate to remove any Prefix thereon. In no event may Purchaser use the Names or any corresponding Trademark on any Tank Container or Tank Chassis not acquired hereunder; provided
                                                                        --------
that to the extent that a Prefix, Name or corresponding Trademark is imprinted on a Tank Container or Tank Chassis acquired by Purchaser after the Closing pursuant to an open purchase order placed prior to the Closing, the License granted in this Section 6.8(a) shall include such Prefix, Name or corresponding Trademark. At the expiration of the License Term, all such use of the Names, any corresponding Trademarks and the Prefixes by Purchaser shall cease.

     (b)  (i)  As used herein, "Names" means the terms "Transamerica,"
                                -----
"Transamerica Leasing," "Stolt Nielsen Leasing Ltd," "Stolt Tank Containers Limited," "Trans Ocean," "Tiphook," "Tiphook Container Rental" and "Columbiana" and such other names that correspond to the Prefixes.

          (ii) "Prefix" shall mean all of the alphabetical prefixes imprinted
                ------
on, and used by any Seller to identify, the Tank Containers or Tank Chassis, which shall include the following BIC-registered prefixes: "ICSU," "ICLU," "TRLU," "SISU," "TOLU," "TPTU," "TPJU," "TRDU," "USPU," "AMFU," "BELU," "CCRU," "CETU," "CTCU," "DCSU," "DLKU," "DPCU," "EBCU," "FTCU," "GPLU," "HAYU," "HPFU," "LGTU," "LIQU,"

"LOGU," "NPSU," "PRFU," "SCIU," "SCPO," "SCPU," "SCXO," "SCXU," "SECS," "SFTU," "SMDU," "SNIU," "TMLU," "TPTO," "UPUU," "UTCU," "UTTU," and "VTGU."

          (c) Purchaser hereby waives and disclaims any right or interest in or to ownership of the Names or any Trademarks that may arise under any Applicable Law out of the use hereunder of the Names or any such Trademarks and acknowledges that its right to use the Names, Trademarks and Prefixes is solely to the extent provided in Section 6.8(a). No right to assign, transfer or sublicense the Names or any corresponding Trademark is included herein, and such rights to use the Names or any corresponding Trademark are expressly withheld, except that Purchaser may assign or otherwise transfer its rights to use the Names or any corresponding Trademark hereunder to its Subsidiaries or its Affiliates; provided that in the event that such an Affiliate ceases to be an
            --------
Affiliate, the rights hereunder assigned or otherwise transferred shall terminate. Purchaser may not assign, sublicense or otherwise transfer, directly or indirectly, the License (or any portion thereof) granted hereunder.

          (d) Purchaser shall, as soon as reasonably practicable following the Closing Date, make application for and effect a change in all of the registrations and licenses with respect to the Tank Containers and Tank Chassis from the applicable Seller or an Affiliate thereof to Purchaser. Seller shall cooperate in this effort upon the reasonable request of Purchaser. Any registration fees or charges associated with the registration and licensing of Purchaser as owner of the Tank Containers and Tank Chassis shall be paid by Purchaser and any refunds of such registration fees already paid by or on behalf of any Seller or any Affiliate thereof shall be for Purchaser's account and, if paid to a Seller or an Affiliate thereof, shall promptly be paid over by such Seller to Purchaser.

          (e) After the Closing, Purchaser shall not use any forms (including, without limitation, forms of agreement), stationery, brochures or other similar items that bear any Names or Prefixes or any current logos of Parent or any of its Affiliates.

          6.9  Post-Closing Accounting Cooperation. Purchaser agrees that
               -----------------------------------
following the Closing, Sellers and/or their independent auditors shall have reasonable access during normal business hours to the books and records of the Business as they relate to the period prior to Closing and shall have the reasonable assistance and cooperation of the appropriate personnel of Purchaser and its Affiliates in the review of such books and records and in the preparation of the Closing Report, the Closing Statement of Net Assets (Excluding Equipment) and Cash Management Schedule; provided that such access
                                                    --------
shall not interfere with the normal operations of the Business.

          6.10 Assigned Contracts. To the extent that the rights of Sellers or
               ------------------
any of their Subsidiaries under any Contract included in the Assets, or under any other Asset to be assigned to Purchaser hereunder, may not be assigned without the consent of another Person which has not been obtained prior to the Closing, neither this Agreement nor any of the Instruments of Transfer shall constitute an agreement to assign the same if an attempted assignment would be unlawful or result in termination of such agreement. If any such consent has not been obtained or if any attempted assignment would be ineffective or would impair Purchaser's rights under the instrument in question so that Purchaser would not acquire the benefit of all such rights, then a Seller or a Subsidiary thereof, as applicable, to the maximum extent permitted by Applicable

Law and the instrument, shall act as Purchaser's agent in order to obtain for Purchaser the benefits thereunder and shall cooperate, to the maximum extent permitted by Applicable Law and the instrument, with Purchaser in any other reasonable arrangement designed to provide such benefits to Purchaser (including, without limitation, by entering into an equivalent arrangement between Seller and Purchaser).

          6.11  Bulk Sales Waiver. Purchaser and Sellers hereby waive compliance
                -----------------
with the terms and conditions of any applicable bulk sales or bulk transfer law or similar laws that may be applicable to the sale or transfer of the Assets.

          6.12  Public Announcements. Prior to the Closing Date, Sellers and
                --------------------
Purchaser will use reasonable efforts to consult with each other about any description of the transactions contemplated by this Agreement contained in any press release or other public statements prior to the issuance thereof and provide each other with the opportunity to review and comment upon any such description, and shall not issue any such press release or make any such public statement prior to such consultation, except as may be required by applicable law, court order or by obligations pursuant to any listing agreement with any national securities exchange. The parties shall use reasonable efforts to agree on the description of the transactions contemplated by this Agreement contained in the initial press releases to be issued by the parties with respect to their execution and delivery of this Agreement.

          6.13  Information Technology. For up to six months after the Closing
                ----------------------
Date, Sellers shall provide Purchaser with the right to use all information technology and computer software used by the Business in exchange for consideration which is determined consistently with the methodology by which direct and indirect costs are currently charged to the Business for such services, provided that, promptly following the date hereof, Purchaser shall engage in information technology conversion planning that would permit its systems to be converted promptly following the Closing. Sellers shall license to Tradeship as soon as reasonably practicable the computer software and programs known as TERMS 2000 and shall use their reasonable efforts to facilitate the entering into of a definitive agreement between Tradeship and Purchaser (on terms reasonably satisfactory to Tradeship and Purchaser) regarding the use of such computer software and programs and a billing system in connection with the Business.

          6.14  Notice of Developments. Each party hereto shall use commercially
                ----------------------
reasonable efforts to give prompt written notice to the other parties hereto after becoming aware of any breach of any of the representations or warranties of Sellers in Article IV which would cause the condition set forth in Section 8.2(a) not to be satisfied. Each party hereto shall use commercially reasonable efforts to give prompt written notice to the other parties hereto after becoming aware of any breach of any of the representations or warranties of Purchaser in
Article V which would cause the condition set forth in Section 8.3(a) not to be satisfied.

          6.15  Further Assurances. Each party shall cooperate with the other,
                ------------------
and execute and deliver, or use its commercially reasonable efforts to cause to be executed and delivered, all such other instruments, including instruments of conveyance, assignment and transfer, and to make all filings with and to obtain all consents, approvals or authorizations of any Governmental Authority or other regulatory authority or any other Person under any Permit, agreement, indenture or other instrument, and take all such other actions as such party may reasonably be requested to take by the other party hereto from time to time, consistent with the terms of this Agreement, in order to effectuate the provisions and purposes of this Agreement and the transactions contemplated hereby.

                                  ARTICLE VII

                               EMPLOYEE MATTERS

          7.1  Business Employees. "Business Employees" shall mean: (a) all
               ------------------   ------------------
persons employed by any Seller or any of its Affiliates in the Business immediately before the Closing and (b) all employees of Sellers or any of their Affiliates (i) who are absent from work with the Business on account of sickness, vacation or leave of absence (including, without limitation, any person on disability leave who is able to return to active employment with Purchaser within six months following the Closing Date or any longer period required by Applicable Law) or (ii) for whom an obligation to recall, rehire or otherwise return to employment exists under Applicable Law or contract. Sellers have provided Purchaser with a preliminary list of Business Employees, and Sellers will provide Purchaser with a final list of Business Employees prior to the Closing, based upon new employees hired by the Business and departures of employees of the Business prior to Closing. Section 7.1 of the Seller Disclosure Schedule sets forth all Business Employees and their current annual base salaries as of the date hereof.

          7.2  Employment. (a) Effective as of the Closing Date, Purchaser shall
               ----------
make an offer of employment to each Business Employee at the same or better base salary and bonus opportunity, with substantially equivalent job duties and at the same employment location, in each case as in effect immediately prior to the Closing. Purchaser's employment of those Business Employees who accept offers of employment shall be deemed to commence on the Closing Date. Those Business Employees who accept such offers of employment shall be referred to herein as the "Transferred Employees," and the parties hereto intend that the consummation
     ---------------------
of the transactions contemplated by this Agreement shall not, in and of itself, cause such Business Employees to be entitled to benefits under TARRP or TRP subject to Section 7.7(a). In addition to and not in contravention of the foregoing, notwithstanding anything to the contrary contained herein, Purchaser shall comply with Applicable Law in respect of the making of offers of employment and hiring of Business Employees, and, with respect to Transferred Employees employed in jurisdictions other than the United States, the provision of benefits and the crediting of service to such Transferred Employees.

          (b) Except as set forth in Section 7.7 with respect to TARRP Payments, TRP Payments, the severance benefits under the Separation Pay Plan or such other applicable separation pay plan, the outplacement benefits and the payments under the LTIP, Sellers shall not be responsible for wages, salaries and other employee benefits for Transferred Employees for the service of such Transferred Employees with the Purchaser on or after the Closing Date. Purchaser shall be responsible for paying or providing any wages, salaries and other employee benefits (other than as provided in Section 7.7 with respect to TARRP Payments, TRP Payments, the severance benefits under the Separation Pay Plan or such other applicable separation pay plan, the outplacement benefits and the payments under the LTIP and Section 7.4) to all Transferred Employees, for all periods on or following the Closing Date. Notwithstanding anything contained to the contrary in this Agreement, the payment by any Seller or any of its Affiliates of salaries, wages and employee benefits (other than with respect to TARRP Payments, TRP Payments, the severance benefits under Separation Pay Plan or such other applicable separation pay plan, the outplacement benefits, payments under the LTIP and any other employee benefits under a Benefit Plan maintained by Seller or any of its Affiliates that is enhanced, increased or accelerated as a result of consummation of the transactions contemplated by this Agreement (other than those Liabilities under the Business Employment Agreements assumed by Purchaser under Section 7.3(c) and the Liability for 2000 Incentive Bonuses assumed by Purchaser under Section 7.11)) for the benefit of the Business for the period between the Cut-Off Date and the Closing shall be reimbursed by Purchaser to Sellers in accordance with
Section 2.9(a) of this Agreement and any Seller's or its Affiliate's prior practice for charging such payments to the Business, and Purchaser's obligation to reimburse shall not be considered an "Excluded Liability" for purposes of this Agreement.

     7.3  Employee Benefits. (a) Subject to the other provisions of Article VII,
          -----------------
Purchaser agrees that for a period of at least one year after the Closing Date it will provide all Transferred Employees with the employee benefits set forth in Section 7.3(a) of the Purchaser Disclosure Schedule, subject to Purchaser's right to amend or terminate such benefits to the extent that Purchaser or its Affiliates amend or terminate such benefits for their other employees, and provide Transferred Employees with a wage and salary program no less favorable than that in place at the Business immediately prior to the Closing Date. Effective as of the Closing Date, Purchaser will count the service of each Transferred Employee with Sellers and their Affiliates (and their predecessor entities) for purposes of determining each Transferred Employee's eligibility to participate in and eligibility for benefits (including, but not limited to, vesting and eligibility for optional forms of benefit) under each of Purchaser's or its Affiliate's employee benefit plans, programs or arrangements (whether or not any such plan, program or arrangement is described in Section 3(3) of ERISA). With respect to Transferred Employees, Purchaser's or its Affiliate's medical and health plans shall take into account expenses incurred by Transferred Employees (during the calendar year in which the Closing Date occurs) under Sellers' medical and health plans for purposes of determining deductibles and out-of-pocket limits under Purchaser's or its Affiliate's medical and health plans for the remainder of the calendar year, and Purchaser's welfare benefit plans shall waive all limitations as to pre-existing condition exclusions and waiting periods with respect to participation and coverage requirements applicable to the Transferred Employees. With respect to vacation, severance, service awards and other such benefits provided by Purchaser or its Affiliates, the seniority or period of service of each Transferred Employee shall include periods of service with the applicable Seller and its Affiliates (and their predecessor entities). Except as set forth in Section 7.7 with respect to TARRP Payments, TRP Payments, the severance benefits under the Separation Play Plan or such other applicable Transamerica separation pay plan, the outplacement benefits and the payments under LTIP, and except as set forth in Section 7.4, from and after the Closing Date, Purchaser shall be solely responsible for all termination and severance benefits, costs, charges and Liabilities of any nature incurred with respect to a Transferred Employee after the Cut-Off Date, including, without limitation, any claims arising out of or relating to any plant closing, mass layoff, termination or similar event under Applicable Law occurring on or after the Closing Date.

     (b) As of the Closing Date, the Transferred Employees shall cease active participation in each Benefit Plan of any Seller or its Affiliates and no additional benefits shall be accrued thereunder for the Transferred Employees, except as provided under
Section 7.7 with respect to TARRP Payments, TRP Payments, the severance benefits under the Separation Pay Plan or such other applicable separation pay plan, the outplacement benefits and the payments under the LTIP.

     (c) Purchaser shall assume all employment agreements with the Transferred Employees (the "Business Employment Agreements") and all Liabilities under each
                ------------------------------

such Business Employment Agreement except to the extent that the Business Employment Agreements provide benefits under Benefit Plans of a Seller or its Affiliates (other than the Benefit Plans to the extent expressly assumed by Purchaser under this Agreement).

     7.4  Assumption of Liabilities.  Except as specifically provided
          -------------------------
otherwise in this Article VII, Purchaser shall not assume any employee-related Liabilities that are payable at or after the Cut-Off Date with respect to Business Employees and their beneficiaries and dependents, which arise on or prior to or are based upon services provided on or prior to the Cut-Off Date. Purchaser shall not assume, and Sellers or their Affiliates shall remain responsible for, any Liabilities that are payable prior to, at or after the Closing with respect to any Benefit Plans that are maintained by any Seller or its Affiliates (other than the Liabilities under the Business Employment Agreements assumed by Purchaser under Section 7.3(c), the Liability for 2000 Incentive Bonuses assumed by Purchaser under Section 7.11 and the payments as provided in Section 2.9(a) hereof between the Cut-off Date and the Closing), or with respect to Business Employees who do not become Transferred Employees.

     7.5  Retirement Plan for Salaried Business Employees.  As of the
          -----------------------------------------------
Closing, the Transferred Employees shall cease active participation in the Retirement Plan, and no additional benefits shall accrue thereunder, except as provided under Section 7.7 with respect to TARRP Payments. Effective as of the Closing, Sellers shall fully vest the Transferred Employees in their accrued retirement benefits under the Retirement Plan. Sellers and their Affiliates shall retain all assets and Liabilities for accrued retirement benefits under the Retirement Plan. In addition, Sellers shall fully vest the accrued retirement benefits of the Transferred Employees under any defined benefit plan that is subject to the laws of a foreign jurisdiction to the extent permitted by Applicable Law.

     7.6  401(k) Plan.  (a)  Effective as of the Closing, Purchaser shall
          -----------
cause a defined contribution plan and trust to be established (or an existing defined contribution plan to be amended) for Transferred Employees, which shall be qualified under Sections 401 and 501 of the Code and shall provide for salary reduction contributions, pursuant to Section 401(k) of the Code, effective no later than the 60th day following the date hereof (but in no event prior to the Closing Date) (the "Purchaser DC Plan"). Effective as of the Closing, Sellers
                    -----------------
shall fully vest the account balances of the Transferred Employees under the Transamerica Corporation Employees Stock Savings Plan (the "Seller 401(k)
                                                            -------------
Plan").  The Purchaser DC Plan shall provide that each Transferred Employee
----
shall be given credit under the Purchaser DC Plan, for purposes of determining eligibility to participate, eligibility for benefits, benefit calculations, benefit forms and vesting, for the Transferred Employee's service with any Seller or any of its Affiliates and each of their predecessor entities, provided, however, that only a Transferred Employee's compensation from and after the Closing Date shall be counted in determining such employee's share of any employer contributions to the Purchaser DC Plan. On the Closing, Purchaser shall provide Sellers with evidence reasonably satisfactory to Seller that such Purchaser DC Plan has been established and is qualified under Sections 401 and 501 of the Code.

     (b) Sellers agree, to the extent permitted by Section 401(k)(10) of the Code or such other applicable IRS regulations or revenue rulings, to take such actions as may be necessary or desirable to make distributions to the participants from the Seller 401(k) Plan. To the extent that such distributions constitute eligible rollover distributions, as that term is defined in Section 401(a)(31) of the Code, and to the extent permitted by applicable law, Purchaser agrees to cause the Purchaser DC Plan to allow the Transferred Employees, at their option, to roll over such distributions into the Purchaser DC Plan in accordance with the terms of such plan. The Purchaser DC Plan, as written, permits the acceptance of eligible rollover distributions from the Seller 401(k) Plan.

     (c) In addition, Sellers shall fully vest the accrued benefits of the Transferred Employees under any defined contribution plan that is subject to the laws of a foreign jurisdiction to the extent permitted by Applicable Law.

     7.7   TARRP.   (a)  For the period commencing on the Closing Date and
           -----
ending on July 20, 2002, (the "TARRP/TRP Continuation Period") Sellers shall
                               -----------------------------
continue to provide Transferred Employees, whose employment with Purchaser is terminated under circumstances that make them eligible for benefits under the Transamerica Retention and Retirement Program ("TARRP") for Transferred
                                                -----
Employees employed in the United States, or the Transamerica Retention Plan ("TRP") for Transferred Employees employed outside of the United States,
  ---
including a termination by the Transferred Employee due to Purchaser's failure to provide a "Comparable Position" (as defined in TARRP or TRP), with the "TARRP Payment" or the "TRP Payment" (each as defined in the respective plan as in effect from time to time). For purposes of calculating the TARRP Payment or TRP Payment of an eligible Transferred Employee, Sellers shall count such eligible Transferred Employee's service with Purchaser and its Affiliates in addition to prior service with Sellers and their Affiliates. To the extent a Transferred Employee is not eligible for or does not elect TARRP or TRP benefits upon a termination of employment from Purchaser (including a termination by the Transferred Employee due to Purchaser's failure to provide a "Comparable Position" as defined in TARRP or TRP) during the TARRP/TRP Continuation Period, such employee shall be entitled to receive benefits under the Separation Pay Plan or such other Transamerica separation pay practice applicable to the Transferred Employee immediately prior to the Closing Date and outplacement assistance (on the same basis as provided to terminated Transferred Employees who are receiving TARRP Payments or TRP Payments), subject to the terms of such plans and practices, and Sellers shall be solely liable for the payment of such separation benefits and outplacement assistance. In addition, to the extent a Transferred Employee is entitled to receive payments under the LTIP, Sellers shall be solely liable for the payment of such amounts.

     (b) Purchaser agrees (i) that only Transferred Employees whose termination is a "bona fide" termination (as defined herein) will be reported as terminated from Purchaser for purposes of TARRP Payments or TRP Payments, (ii) that such terminated Transferred Employees may not be rehired by Purchaser or any of its Affiliates within six months of their termination date, (iii) to notify Sellers of a bona fide termination at least 75 days prior to the planned termination date, (iv) to cooperate with Sellers in providing the TARRP or TRP notice to the Transferred Employees at least 60 days prior to the termination date, and
(v) to cooperate in fulfilling all other administrative requirements of TARRP and TRP, provided, however, that in the event of Purchaser's failure to provide a "Comparable Position" (as defined in TARRP or TRP) to a Transferred Employee, Purchaser agrees to notify Sellers as soon as practicable of such failure and to keep the Transferred Employee on Purchaser's payroll (without any decrease in wages) until 75 days after Seller is notified of such failure unless the Transferred Employee voluntarily terminates his or her employment at an earlier date, but Seller shall be allowed, prior to the expiration of such 75-day period, to change the Transferred Employee's job duties and title. A termination of employment from the Purchaser for purposes of this Agreement will be considered "bona fide" only if it constitutes a "retirement" (rather than a termination permitting the distribution of just ancillary or incidental benefits) under Treas. Regs. Section 1.401-1(b)(1) or a "severance of employment" under Revenue Ruling 56-693 or is a termination by the Transferred Employee due to Purchaser's failure to provide a "Comparable Position" as defined in TARRP or TRP. Furthermore, a termination of employment will not be considered "bona fide" for purposes of this Agreement if at the time of the Transferred Employee's eligibility for TARRP or TRP, there is any express or implied agreement or understanding that such employee will be rehired or will provide services in the future in any capacity to Purchaser or any of its Affiliates. Notwithstanding any other provision of this Section, the Purchaser or any of its Affiliates can rehire or retain a Transferred Employee (whether terminated or eligible to receive TARRP Payments or TRP Payments due to Purchaser's failure to provide a "Comparable Position" as defined in TAARP or
TRP), if such Transferred Employee does not elect to receive TARRP Payments or TRP Payments or is not otherwise making a claim for benefits under the Separation Pay Plan or such other Transamerica separation pay practice applicable to such Transferred Employee.

     7.8   Worker's Compensation.  Purchaser shall not assume any
           ---------------------
Liabilities for any claims under worker's compensation laws that are payable after the Cut-Off Date with respect to Transferred Employees based upon events that occur on or prior to the Cut-Off Date. Purchaser shall assume all Liabilities for any claims under worker's compensation laws that are payable after the Cut-Off Date with respect to Transferred Employees based upon events that occur after the Cut-Off Date.

     7.9   Vacation Pay.  As soon as reasonably practicable following the
           ------------
Closing Date, Sellers shall pay all Liabilities for unpaid vacation pay earned, banked or accrued by Transferred Employees prior to the Closing Date. After the Closing, Sellers shall have no Liability for vacation pay earned, banked or accrued by Transferred Employees on or after the Closing Date.

     7.10  Welfare Plans.  (a)  Sellers shall be liable for and shall hold
           -------------
Purchaser harmless from and against all claims for welfare benefits by Business Employees that are incurred prior to the Closing Date, and Purchaser shall be liable for and shall hold Sellers harmless from and against all claims for welfare benefits by Transferred Employees under Purchaser's employee benefit plans that are incurred on or after the Closing Date. For purposes of this Agreement, the following claims shall be deemed to be incurred as follows: (i) life, accidental death and dismemberment and business travel accident insurance benefits, upon the death or accident giving rise to such benefits, (ii) health, dental, vision and/or prescription drug benefits, on the date such services, materials or supplies were provided and
(iii) disability income benefits, on the date of disability as determined by the disability carrier for the individual.

          (b) Purchaser shall be responsible for the administration of and shall assume any and all obligations arising under the continuation coverage requirements of Section 4980B of the Code and Part 6 of Title I of ERISA ("COBRA") or other Applicable Law with respect to the Transferred Employees and
  -----
their beneficiaries who experience a "Qualifying Event" (as defined in COBRA) after the Closing Date, except for the Qualifying Event which arises due to a Business Employee's (including a Transferred Employee's) termination of employment with the Sellers or their Affiliates. Seller shall be responsible for the administration of and shall retain any and all obligations arising under COBRA or other Applicable Law with respect to Business Employees (and their respective beneficiaries) who experience a Qualifying Event, or who are already receiving COBRA coverage on or before the Closing Date or who have a Qualifying Event due to the termination of such Business Employees' employment with the Sellers or their Affiliates on or prior to the Closing Date.

          7.11   Bonuses.  With respect to the payment of the annual bonuses
                 -------
earned by the Transferred Employees in respect of the 2000 calendar year (the "2000 Incentive Bonus") under the applicable annual bonus plans of any Seller as
 --------------------
in effect immediately prior to the Closing Date (the "Seller Bonus Plan"),
                                                      -----------------
Sellers shall pay and be solely liable for the proportionate share of the 2000 Incentive Bonus for the period commencing on January 1, 2000 and ending on the Cut-Off Date, and Purchaser shall pay and be solely liable for the proportionate share of the 2000 Incentive Bonus under the Seller Bonus Plan for the period commencing on the day after the Cut-Off Date and ending on December 31, 2000 (or such earlier date of termination of a Company Employee). The Sellers' portion of a Transferred Employee's 2000 Incentive Bonus shall be determined in accordance with the Exhibit to the Seller Bonus Plan entitled "Amounts Payable from Incentive Compensation Plan if Changes in Employment Occur Pursuant to the Plan General Provisions." The Purchaser's portion of a Transferred Employee's 2000 Incentive Bonus, whether paid or payable for the period ending on December 31, 2000 or, if earlier, the period ending on such Transferred Employee's termination of employment from Purchaser, shall be determined based on the Transferred Employee's target bonus percentage for the 2000 bonus year. Purchaser's payment of bonuses for the 2000 calendar year pursuant to this
Section 7.11 shall not create any obligation for Purchaser to continue the payment of bonuses pursuant to the terms of the Seller Bonus Plan or to establish a bonus plan which is substantially similar to the Seller Bonus Plan on or after January 1, 2001.

          7.12   Plant Closing Laws.  Seller shall be responsible for providing
                 ------------------
any notice required pursuant to the United States Federal Worker Adjustment and Retraining Act of 1988, any successor United States federal law, and any other applicable plant closing notification law, including foreign laws or contractual requirements, with respect to a layoff or plant closing relating to the Business that arises prior to the Closing and Purchaser shall be responsible for compliance with any obligation under said laws which arises on or after the Closing. Any Liability arising from the failure to comply with any of the laws identified immediately above shall be the responsibility of the party obligated to provide notice, provided, however, that, notwithstanding the foregoing, it is expressly understood and agreed to by the parties hereto that, to the extent that Purchaser fails to comply with its obligations under Section 7.2, Purchaser shall be solely liable for any Liability under such laws.

          7.13   Employee Communications.  Any communication proposed to be
                 -----------------------
delivered prior to the Closing by Purchaser to the Transferred Employees regarding matters contained in or relating to the transactions contemplated under this Agreement, or otherwise respecting any changes or potential changes in employee benefit plans, practices, or procedures or employment that may or will occur in connection with the transactions contemplated by this Agreement, shall be subject to prior approval of Sellers, which approval shall not be unreasonably withheld.

                                 ARTICLE VIII

                           CONDITIONS TO THE CLOSING

          8.1    Conditions of Obligation of Each Party.  The respective
                 --------------------------------------
obligations of Purchaser and Sellers to consummate the purchase and sale of the Assets and the assumption by Purchaser of the Assumed Liabilities contemplated hereby are subject to the satisfaction, at or prior to the Closing Date, of each of the following conditions:

          (a)    No Injunction.  At the Closing Date, there shall be no
                 -------------
     injunction, restraining order or decree of any nature of any court or Governmental Authority of competent jurisdiction in effect that restrains or prohibits the purchase of the Assets and/or assumption of the Assumed Liabilities hereunder.

        (b)      Regulatory Authorizations. All consents, authorizations, orders
                 -------------------------
     or approvals of each Governmental Authority listed in Sections 4.4(a) and 5.4(a) of the Seller Disclosure Schedule and the Purchaser Disclosure Schedule, respectively, and which are indicated therein as being conditions to consummation of such obligations, shall have been obtained and any applicable waiting periods in respect thereof (including all applicable waiting periods specified under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act")) shall have expired or been terminated, except for such consents, authorizations, orders and approvals the failure of which to have been obtained would not be material to the Business and/or prohibit the purchase of the Assets or assumption of the Assumed Liabilities hereunder.

          8.2    Additional Conditions to the Obligations of Purchaser. The
                 -----------------------------------------------------
obligation of Purchaser to consummate the purchase of the Assets and assumption of the Assumed Liabilities contemplated hereby is subject to the satisfaction, at or prior to the Closing Date, of each of the following additional conditions:

          (a)    Representations and Warranties.  The representations and
                 ------------------------------
     warranties of Sellers contained in Article IV that are qualified by Material Adverse Effect shall be true and correct as of the Closing Date as though made at and as of the Closing Date, except to the extent that any representation and warranty is made as of a specified date other than the Closing Date, in which case such representation and warranty shall be true and correct as of such date; and the representations and warranties of Sellers contained in Article IV (exclusive of the representations and warranties contained in Section 4.10 which shall be true and correct as of the Closing Date as though made on the Closing

     Date) that are not qualified by Material Adverse Effect shall be true and correct as of the Closing Date as though made at and as of the Closing Date, except (i) to the extent that any representation and warranty is made as of a specified date other than the Closing Date, in which case such representation and warranty shall be true and correct as of such date, subject to the following clause (ii) and (ii) for failures of such representations and warranties to be true and correct that would not in the aggregate have a Material Adverse Effect. In determining whether this condition is satisfied, any Excluded Liabilities (and any changes in Excluded Liabilities) shall not be taken into account.

          (b)    Performance of Covenants. Sellers shall have performed in all
                 ------------------------
     material respects all obligations and agreements, and complied in all material respects with all covenants, contained in this Agreement to be performed or complied with by them prior to or at the Closing Date.

          (c)    Certificate. Purchaser shall have received a certificate of
                 -----------
     each Seller, dated the Closing Date, executed by the Chief Executive Officer or Chief Financial Officer of such Seller, to the effect that the conditions specified in Sections 8.2(a) and 8.2(b) have been fulfilled.

          8.3    Additional Conditions to the Obligations of Sellers.  The
                 ---------------------------------------------------
obligation of Sellers to consummate the sale of the Assets and assumption by Purchaser of the Assumed Liabilities contemplated hereby is subject to the satisfaction, at or prior to the Closing Date, of each of the following additional conditions:

          (a)    Representations and Warranties. The representations and
                 ------------------------------
     warranties of Purchaser contained in Article V that are qualified by Material Adverse Effect shall be true and correct as of the Closing Date as though made at and as of the Closing Date, except to the extent that any representation and warranty is made as of a specified date other than the Closing Date, in which case such representation and warranty shall be true and correct as of such date; and the representations and warranties of Purchaser contained in Article V that are not qualified by Material Adverse Effect shall be true and correct as of the Closing Date as though made at and as of the Closing Date, except (i) to the extent that any representation and warranty is made as of a specified date other than the Closing Date, in which case such representation and warranty shall be true and correct as of such date, subject to the following clause (ii) and (ii) for failures of such representations and warranties to be true and correct that would not in the aggregate have a Material Adverse Effect.

          (b)    Performance of Covenants. Purchaser shall have performed in all
                 ------------------------
     material respects all obligations and agreements, and complied in all material respects with all covenants, contained in this Agreement to be performed or complied with by it prior to or at the Closing Date.

          (c)    Certificate.  Sellers shall have received a certificate of
                 -----------
     Purchaser, dated the Closing Date, executed by the Chief Executive Officer or Chief Financial Officer of Purchaser, to the effect that the conditions specified in Sections 8.3(a) and 8.3(b) have been fulfilled.

                                  ARTICLE IX

                       TERMINATION, AMENDMENT AND WAIVER

          9.1    Termination.  This Agreement may be terminated and the
                 -----------
transactions contemplated hereby abandoned at any time prior to the Closing
Date:

          (a)    By mutual written consent of Sellers and Purchaser;

          (b) By either party upon written notice given to the other party in the event of a breach or default in the performance by such other party of any representation, warranty, covenant or agreement contained in this Agreement which breach or default (i) would result in a failure of a condition set forth in Section 8.1 or 8.2 (in the case of a breach by any Seller) or Section 8.1 or 8.3 (in the case of a breach by Purchaser) to be satisfied and (ii) has not been, or cannot be, cured within 60 days of written notice of such breach or default which is given by the terminating party to the breaching or defaulting party;

          (c) By either party upon written notice to the other party in the event that any Governmental Authority (including any court of competent jurisdiction) the consent of which is necessary for the consummation of the transactions contemplated hereby shall have issued an order, decree or ruling enjoining or otherwise prohibiting the purchase of the Assets and/or assumption of the Assumed Liabilities hereunder, and such order, decree or ruling shall have become final and non-appealable; or

          (d) By either party upon written notice given to the other party in the event that the Closing shall not have taken place on or before November 30, 2000; provided that the failure of the Closing to occur on or before
               --------
     such date is not the result of a breach of any covenant, agreement, representation or warranty hereunder by the party seeking such termination.

          9.2    Effect of Termination.  In the event of the termination of this
                 ---------------------
Agreement as provided above, this Agreement (other than this Section 9.2) shall become void and of no further force and effect and, other than in the event of a termination pursuant to Section 9.1(b) as a result of a willful breach or default of any covenant or agreement by the non-terminating party, there shall be no duties, liabilities or obligations of any kind or nature whatsoever on the part of either party hereto to the other party based either upon this Agreement or the transactions contemplated hereby, except that the obligations of the parties referred to in Sections 4.16, 4.17 and 5.5, the last sentence of Section
6.2 and Section 12.2 shall continue to apply following any such termination of this Agreement.

                                   ARTICLE X

                                  TAX MATTERS

          10.1   Post-Closing Tax and Accounting Matters.  Each of Purchaser and
                 ---------------------------------------
Sellers agree to treat, for U.S. federal income tax purposes, the closing of the transactions contemplated by this Agreement as having occurred on the Cut-Off Date and shall not take any action inconsistent with this agreement. Following the Closing, Purchaser will furnish to Sellers such necessary and available information and access to the personnel of Purchaser and its Affiliates as Sellers may reasonably request in connection with Tax and accounting matters of Sellers relating to the Assets. Purchaser will not destroy any information which is subject to this Section 10.1 for a period of 10 years after the Closing Date and thereafter shall not destroy any such information without giving at least 60 days' written notice to Sellers, and, if any Seller so requests within 60 days of receipt of such notice, Purchaser shall deliver to such Seller or to its order, at such Seller's expense, such information intended to be destroyed.

          10.2   Allocation of Consideration.  Sellers and Purchaser agree that
                 ---------------------------
they shall use, and shall cause their respective Subsidiaries to use, their reasonable best efforts to enter into an agreement (the "Allocation Agreement")
                                                         --------------------
as to the allocation of the Purchase Price (as adjusted pursuant to Article II) and the Assumed Liabilities among the Assets acquired hereunder. Purchaser shall initially prepare a draft of the Allocation Agreement (the "Proposed
                                                                  --------
Allocation") and shall submit such Proposed Allocation to Sellers within 90 days
----------
after the Closing Date. If, within 60 days after Sellers' receipt of the Proposed Allocation, Sellers shall not have objected in writing to such Proposed Allocation, the Proposed Allocation shall become the Allocation Agreement. In the event that Sellers object in writing within such 60-day period and Sellers and Purchaser are unable to reach an agreement, the dispute shall be referred to a nationally recognized accounting firm mutually acceptable to Sellers on the one hand and Purchaser on the other hand (the "Accounting Firm") for resolution,
                                               ---------------
and the determination of the Accounting Firm shall be binding upon Sellers and Purchaser and their respective Subsidiaries and shall constitute the Allocation Agreement, with Sellers on the one hand and Purchaser on the other hand each bearing one-half of the costs, fees and expenses of the Accounting Firm.
Sellers and Purchaser agree to act, and to cause their respective Subsidiaries to act, in accordance with the allocations contained in the Allocation Agreement determined pursuant to this Section 10.2. Purchaser shall initially prepare for delivery to Sellers a completed set of Internal Revenue Service Form 8594, including all additional information and materials required to be attached to such Form 8594 pursuant to the Treasury Regulations under Section 1060 of the Code. Such documents and forms shall be delivered to Sellers for review no later than 60 days prior to the date any such forms are required to be filed. For all purposes hereunder, any indemnification payments pursuant to Article XI shall be treated as an adjustment to the Purchase Price.

                                  ARTICLE XI

                                INDEMNIFICATION

          11.1   By Sellers.  (a)  Subject to Sections 11.1(b) and 11.1(c),
                 ----------
Sellers, jointly and severally, shall indemnify and hold harmless Purchaser, its Affiliates, officers, directors, employees, agents, successors, and assigns and related entities from, and reimburse them for any, loss, cost, expense (including all reasonable legal and expert fees and expenses), damage (including damages to Persons, property or the environment), liability, fines, penalties or claims but not including consequential, punitive or special damages (collectively, the "Indemnified Costs") arising out of or resulting from:
                    -----------------

               (i) any breach of any representation or warranty made by Sellers in this Agreement or the failure of any such representation or warranty to be true in all material respects as of the Closing Date;

               (ii) Sellers' breach of or failure to perform any of its covenants or agreements contained in or made pursuant to this Agreement (except with respect to any Excluded Liability to which clause (iii) shall apply);

               (iii) Sellers' or their Affiliates' failure to timely pay, perform or discharge any Excluded Liability;

               (iv)   any Excluded Asset; and

               (v) any failure to comply with the terms and conditions of any applicable bulk sales or bulk transfer or similar laws that may be applicable to the sale or transfer of the Assets, notwithstanding the waiver contained in
Section 6.11;

          (b)    Notwithstanding the foregoing, Sellers shall have no liability:

                 (i) to the extent of any insurance or other recovery received by a Person entitled to indemnification under Section 11.1(a) in respect of an Indemnified Cost; and

                 (ii) to the extent that Purchaser or any Affiliate thereof obtains a Tax benefit with respect to such Indemnified Cost after taking into account the Tax cost of the receipt of the related indemnification payment.

          (c) Notwithstanding the foregoing, Sellers shall have no liability for indemnification pursuant to this Section 11.1 unless the aggregate of all Indemnified Costs under Section 11.1(a)(i) or 11.1(a)(ii) for which Sellers would, but for this Section 11.1(c), be liable exceeds on a cumulative basis an amount equal to $2.5 million (the "Post-Closing Basket"), in which case Sellers'
                                   -------------------
liability shall be only for such excess; provided, however, that if there shall
                                         --------  -------
be any breach of any representation or warranty made by Sellers in this Agreement, which representation or warranty is not qualified by Material Adverse Effect (each, a "Pre-Closing Breach"), and between the date of this Agreement
                 ------------------
and the Closing, Purchaser notifies Sellers in writing (pursuant to the procedures set forth in Section 11.3) of such breach, Sellers shall have liability for indemnification pursuant to this Section 11.1 to the extent the aggregate of all Indemnified Costs relating to Pre-Closing Breaches exceeds on a cumulative basis an amount equal to $1 million, in which case Sellers' liability shall be only for such excess. Notwithstanding anything in this Agreement to the contrary, Sellers shall not be liable for any such Indemnified Costs that, when added to the amounts that Sellers have otherwise paid pursuant to Section 11.1(a)(i) or 11.1(a)(ii), exceed the amount of $100 million. Any payments made by Sellers hereunder for indemnification for any Pre-Closing Breaches shall not be charged against the Post-Closing Basket, and Purchaser may not seek further indemnification for any Pre-Closing Breaches notified by Purchaser hereunder. Indemnified Costs under Section 11.1(a)(iii), 11.1(a)(iv) and 11.1(a)(v) shall not be subject to the provisions of this Section 11.1(c).

          11.2   By Purchaser.  (a)  Subject to Sections 11.2(b) and 11.2(c),
                 ------------
Purchaser shall indemnify and hold Parent, Sellers, and their Affiliates, officers, directors, employees, agents, successors, and assigns, and related entities from, and reimburse them for, Indemnified Costs arising or resulting from:

               (i) any breach of any representation or warranty made by Purchaser in this Agreement or the failure of any such representation or warranty to be true in all material respects as of the Closing Date;

               (ii) Purchaser's breach of or failure to perform any of its covenants or agreements contained in or made pursuant to this Agreement (except with respect to any Assumed Liability or Asset to which clauses (iii) and (iv), respectively, shall apply);

               (iii) Purchaser's failure to timely pay, perform or discharge any Assumed Liability;

               (iv) Purchaser's failure to timely pay, perform or discharge any Subsequent Assumed Liability; and

               (v) the ownership of the Assets or the operation or conduct of the Business, in each case after the Cut-Off Date.

          (b) Notwithstanding the foregoing, Purchaser shall have no liability to the extent that Parent, Sellers or any Affiliate thereof obtains a Tax benefit with respect to such Indemnified Cost, after taking into account the Tax cost of the indemnification payment, or receives insurance or other recovery in respect of an Indemnified Cost.

          (c) Notwithstanding the foregoing, Purchaser shall have no liability for indemnification pursuant to Section 11.2(a)(i) or 11.2(a)(ii) unless the aggregate of all Indemnified Costs under Section 11.2(a)(i) or 11.2(a)(ii) for which Purchaser would, but for this subsection (c), be liable exceeds on a cumulative basis an amount equal to $2.5 million, in which case Purchaser's liability shall be only for such excess, nor shall Purchaser be liable for any such Indemnified Costs that, when added to the amounts that Purchaser has otherwise paid pursuant to Section 11.2(a)(i) or 11.2(a)(ii), exceed the amount of $100 million. Indemnified Costs under Section 11.2(a)(iii), 11.2(a)(iv) and 11.2(a)(v) shall not be subject to the provisions of this Section 11.2(c).

          11.3  Indemnification Procedure.  (a)  Any Person claiming
                -------------------------
indemnification pursuant to this Agreement shall promptly notify the indemnifying party in writing of the occurrence of any event that such party asserts is or may be an indemnifiable event pursuant to this Agreement and shall describe in reasonable detail the facts, events and circumstances relating to the subject matter of such claim and the amount (if reasonably calculable) of the Indemnified Costs in connection therewith. If such event involves the claim of any third party, the indemnifying party shall be entitled to participate in and, to the extent it shall wish, assume control over (in which case the indemnifying party shall assume all expense with respect to) the defense, settlement, adjustment or compromise of such claim.

          (b) The indemnified party shall have the right to employ separate counsel in any action or claim and to participate in the defense thereof at the expense of the indemnifying party only (i) if the retention of such counsel has been specifically authorized by the indemnifying party or (ii) if the counsel is retained because the indemnifying party does not notify the indemnified party within 60 days after receipt of a claim notice that it elects to undertake the defense thereof.

          (c) The indemnifying party shall obtain the prior written approval of the indemnified party before entering into any settlement, adjustment, or compromise of such claim or ceasing to defend against such claim that provides for any relief other than the payment of monetary damages with respect to the indemnified party .

          (d) If the indemnifying party does not assume control over the defense of such claim as provided in Section 11.3(a) within 60 days of receipt of notice thereof, the indemnified party shall have the right to defend the claim in such manner as it may deem appropriate and to settle, adjust, or compromise such claim and shall not thereby waive any right to indemnification hereunder.

          (e) In the event that the indemnifying party reimburses the indemnified party for any third party claim, the indemnified party shall remit to the indemnifying party any reimbursement that the indemnified party subsequently receives for such third party claim.

          (f) Any matter as to which a claim has been asserted by written notice in accordance with Section 11.3(a) to the indemnifying party that is pending or unresolved at the end of any applicable survival period shall continue, to the extent permitted by law, to be covered by this Article XI notwithstanding any applicable statute of limitations (which the parties hereby waive) or the expiration of such survival period until such matter is finally terminated or otherwise resolved by the parties under this Agreement or by a court of competent jurisdiction and any amounts payable hereunder are finally determined and paid.

          11.4   Survival.  The representations and warranties made herein or in
                 --------
any other documentation delivered pursuant to this Agreement and the covenants and agreements to be performed on or prior to the Closing Date shall survive until the first anniversary of the Closing Date, except for Indemnified Costs arising from a breach of the representation and warranty contained in Sections
4.10 and 4.12(a) which shall survive until the expiration of the applicable statute of limitations for making a contract claim for breach of this Agreement under Applicable Law; provided that (a) expiration of a representation,
                      --------
warranty, covenant or agreement shall not affect the obligations of a Party with respect to claims for indemnification for which notice has been given to the indemnifying Party in accordance with Section 11.3 prior to such expiration and
(b) all covenants, agreements and indemnification matters that contemplate or may involve actions to be taken or obligations in effect after the Closing shall survive until the third anniversary of the Closing Date unless otherwise provided herein, except that the indemnification matters related to Excluded Liabilities, Assumed Liabilities and Subsequent Assumed Liabilities shall survive in perpetuity.

          11.5   Exclusivity.  The indemnification provided in this Article XI
                 -----------
shall be the exclusive remedy for a breach of any representation or warranty in this Agreement.

                                  ARTICLE XII

                                 MISCELLANEOUS

          12.1   Amendment and Modification; Waiver of Provisions. This
                 ------------------------------------------------
Agreement may be amended, modified or waived only by a written instrument executed by all of the parties hereto. The failure of any party at any time or times to require performance of any provision of this Agreement shall in no manner affect the right of such party at a later date to enforce the same. No waiver by any party of any condition or the breach of any provision, terms, covenant, representation or warranty contained in this Agreement in any one or more instances shall be deemed to be or construed as a further or continuing waiver of any such condition or of the breach of any other provision, term, covenant, representation or warranty of this Agreement.

          12.2   Expenses. The parties agree that fees and out-of-pocket
                 --------
expenses shall be paid as follows:

          (a) Fees and disbursements of counsel, consultants and accountants shall be paid by the party retaining such Persons;

          (b) Each party shall bear its own expenses incurred with respect to filings under the HSR Act and obtaining all required consents, authorizations, orders or approvals of, filings or registrations with, and notices to, Governmental Authorities;

          (c) Purchaser shall be solely responsible for any sales or transfer Taxes arising from the transfer of the Assets to Purchaser or assumption of the Assumed Liabilities by Purchaser;

          (d) Sellers shall be solely responsible for the fees and expenses of Morgan Stanley Dean Witter & Co. and Donaldson, Lufkin & Jenrette; and

          (e) All other fees and out-of-pocket expenses incurred in connection with the transactions contemplated hereby shall be paid by the party incurring such expenses.

          12.3   Successors and Assigns; Assignments. All terms and provisions
                 -----------------------------------
of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective transferees, successors and assigns. No party hereto may assign any of its rights or delegate any of its duties hereunder without the prior written consent of the other parties, and any such attempted assignment or delegation without such consent shall be null and void, except that Purchaser may assign its rights and delegate its duties hereunder to any designee, provided that in connection therewith, Purchaser guarantees the performance by such designee of its obligations hereunder.

          12.4   No Third Parties Benefited. This Agreement is made and entered
                 --------------------------
into for the protection and benefit of the parties hereto and their permitted successors and assigns, and no other Person shall be a direct or indirect beneficiary of or have any direct or indirect cause of action or claim in connection with this Agreement or any of the documents executed in connection herewith; provided, however, that those Persons expressly set forth in Article
          --------  -------
VII are
intended beneficiaries of Article VII and those Persons expressly set forth in Sections 11.1 and 11.2 are intended beneficiaries of Article XI.

          12.5   Notices. All notices, requests, demands and other
                 -------
communications hereunder shall be in writing and shall be delivered personally, by courier, by telecopy or by mail (regular, certified or registered), postage prepaid, addressed as follows:

          If to a Seller:


                 Transamerica Leasing, Inc.
                 c/o Transamerica Corporation
                 The Transamerica Pyramid
                 600 Montgomery Street
                 San Francisco, California  94111

                 Attention:  Richard H. Fearon
                 (Telecopy:  (415) 983-4164)

          and to:

                 Transamerica Leasing, Inc.
                 100 Manhattanville Road
                 Purchase, New York  10577

                 Attention:  Edward T. Mann
                 (Telecopy:  (914) 697-2502)

          and to:


                 Wachtell, Lipton, Rosen & Katz
                 51 West 52nd Street
                 New York, New York  10019

                 Attention:  Daniel A. Neff, Esq.
                 (Telecopy:  (212) 403-2000)

          If to Purchaser:


                 c/o Marmon Industrial LLC
                 225 West Washington Street
                 Chicago, Illinois  60606-3418
                 Fax:  (312) 845-5305
                 Attention:  Robert W. Webb
          and to:


                 Neal, Gerber & Eisenberg
                 Two North LaSalle Street
                 Suite 2200
                 Chicago, Illinois  60602
                 Fax:  (312) 269-1747
                 Attention:  William M. Holzman

or to such other address as a party may from time to time designate in writing in accordance with this section. Each notice or other communication given to any party hereto in accordance with the provisions of this Agreement shall be deemed to have been received (a) on the Business Day it is sent, if sent by personal delivery, or (b) on the first Business Day after sending, if sent by overnight delivery, properly addressed and prepaid or (c) upon receipt, if sent by mail (regular, certified or registered); provided, however, that notice of
                                            --------  -------
change of address shall be effective only upon receipt.

          12.6   Law Governing.  This Agreement shall be governed by, construed
                 -------------
and enforced in accordance with the laws of the State of New York, without giving effect to the choice of law provisions thereof.

          12.7   Counterparts.  This Agreement may be executed simultaneously in
                 ------------
one or more counterparts, each of which shall be deemed an original, but all of which shall constitute but one and the same instrument.

          12.8   Entire Agreement.  This Agreement and the Confidentiality
                 ----------------
Agreement constitute the entire Agreement among the parties and supersede and cancel any and all prior agreements, written or oral, among them relating to the subject matter hereof.

          12.9   Choice of Forum; Waiver of Jury Trial.  Any judicial proceeding
                 -------------------------------------
brought against any of the parties hereto with respect to his Agreement shall be brought in any court of competent jurisdiction in the Southern District of New York irrespective of where such party may be located at the time of such proceeding, and by execution and delivery of this Agreement, each of the parties to this Agreement hereby consents to the exclusive jurisdiction of any such court and waives any defense or opposition to such jurisdiction. To the extent permitted by Applicable Law, the parties hereby irrevocably waive any and all right to trial by jury in any legal proceeding arising out of or relating to this Agreement or the transactions contemplated hereby.

          12.10  Union Tank Car Company Guarantee.  As an inducement to Sellers
                 --------------------------------
to enter into this Agreement, by executing this Agreement Union Tank Car Company hereby unconditionally and irrevocably guarantees the due and punctual performance of each of the obligations and undertakings of Purchaser under this Agreement when and to the same extent the same are required to be performed and subject to all of the terms and conditions hereof. The obligations of Union Tank Car Company hereunder constitute a guarantee of performance and shall not be conditioned upon any prior notice to or attempt to enforce performance by Purchaser.

          IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed by their duly authorized officers, as of the day and year first above written.


                              TRANSAMERICA LEASING INC.


                              By:    /s/ RICHARD H. FEARON
                                     ---------------------
                              Name:  Richard H. Fearon
                              Title: Authorized Signatory

                              TRANS OCEAN TANK SERVICES
                              CORPORATION


                              By:    /s/ RICHARD H. FEARON
                                     ---------------------
                              Name:  Richard H. Fearon
                              Title: Authorized Signatory

                              WORLDWIDE CONTAINERS, INC.

                              By:    /s/ KENNETH P. FISCHL
                                     ---------------------
                              Name:  Kenneth P. Fischl
                              Title: President

                              UNION TANK CAR COMPANY

                              By:    /s/ KENNETH P. FISCHL
                                     ---------------------
                              Name:  Kenneth P. Fischl
                              Title: Vice President




------------------------------
* Solely for purposes of Section 12.10 hereof.